UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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SEACOR Marine Holdings Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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SEACOR Marine Holdings Inc.

12121 Wickchester Lane

Suite 500

Houston, TX 77079

Notice of 2020 Annual Meeting

And

Proxy Statement

SEACOR Marine Holdings Inc.

12121 Wickchester Lane

Suite 500

Houston, TX 77079

April 22, 2020

Dear Stockholder:

You are cordially invited to attend the 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of SEACOR Marine Holdings Inc. (the “Company”) on Tuesday, June 9, 2020, at 9:00 a.m. (EDT). The Annual Meeting will be a completely “virtual meeting,” held via a live audio webcast at www.virtualshareholdermeeting.com/SMHI2020. All holders of record of the Company’s outstanding Common Stock at the close of business on April 17, 2020, will be entitled to vote at the Annual Meeting. Your virtual attendance at the 2020 Annual Meeting affords you the same rights and opportunities to participate as you would have at an in-person annual meeting.

Directors, officers and other representatives of the Company will be available at the virtual Annual Meeting and they will be pleased to answer any questions you may have.

Whether or not you expect to attend the Annual Meeting and regardless of the number of shares of the Company’s Common Stock you own, you are encouraged to read carefully the enclosed Proxy Statement and the Company’s Annual Report to Stockholders on Form 10-K for the fiscal year ended December 31, 2019 (the “2019 Annual Report”). You may vote your shares over the Internet at www.proxyvote.com or via a toll-free telephone number. If you received a paper copy of a proxy or voting instruction card by mail, you may submit your proxy or voting instruction card for the Annual Meeting by completing, signing, dating and returning your proxy or voting instruction card in the pre-addressed envelope provided. Submitting a vote before the Annual Meeting will not preclude you from voting your shares at the virtual Annual Meeting should you decide to join the webcast.

We hope that you will be able to attend the virtual Annual Meeting.

For the Board of Directors,

Charles Fabrikant

Non-Executive Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON JUNE 9, 2020

This Proxy Statement and the 2019 Annual Report are available at https://ir.seacormarine.com/financial-information/annual-reports-and-proxy-statements

SEACOR Marine Holdings Inc.

12121 Wickchester Lane

Suite 500

Houston, TX 77079

NOTICE OF 2020 ANNUAL

MEETING OF STOCKHOLDERS

To be Held on Tuesday, June 9, 2020, at 9:00 a.m. (EDT)

April 22, 2020

To Our Stockholders:

The 2020 Annual Meeting of Stockholders (the “Annual Meeting”) of SEACOR Marine Holdings Inc. (the “Company”) will be held on Tuesday, June 9, 2020, at 9:00 a.m. (EDT), exclusively online via a live audio webcast at www.virtualshareholdermeeting.com/SMHI2020, for the following purposes:

1.	To elect seven (7) directors to serve until the 2021 Annual Meeting of Stockholders;

2.	To approve the SEACOR Marine Holdings Inc. 2020 Equity Incentive Plan;

3.	To ratify the appointment of Grant Thornton LLP as SEACOR Marine Holding Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2020; and

4.	To transact such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

Only holders of record of the Company’s Common Stock at the close of business on April 17, 2020, will be entitled to notice of and to vote at the virtual Annual Meeting. See the “Solicitation of Proxies, Voting and Revocation” section of the accompanying Proxy Statement for the place where the list of stockholders may be examined. The accompanying Proxy Statement is being first sent to stockholders on or about May 5, 2020.

Your vote is very important! Whether or not you plan to attend the virtual Annual Meeting, you are encouraged to read the enclosed Proxy Statement and 2019 Annual Report carefully and submit your proxy or voting instructions promptly so that your shares of the Company’s Common Stock may be represented at the Annual Meeting. You may vote your shares over the Internet at www.proxyvote.com, by phoning the toll-free telephone number on the voting instruction card, or by completing, signing, dating and returning the enclosed proxy card. If you attend the virtual Annual Meeting by webcast, you may revoke your proxy and vote your shares electronically at the virtual meeting. See “Attending the Annual Meeting Virtually” and “Voting and Quorum” in the accompanying Proxy Statement for additional instructions and information on voting.

For the Board of Directors,

Andrew H. Everett II

Senior Vice President

General Counsel and Secretary

SEACOR Marine Holdings Inc.

12121 Wickchester Lane

Suite 500

Houston, TX 77079

Notice of 2020 Annual Meeting

And

Proxy Statement

SOLICITATION OF PROXIES, VOTING AND REVOCATION

Voting and Quorum

A list of the Company’s stockholders as of the close of business on April 17, 2020 (the “Record Date”) will be available for examination by any stockholder, for purposes germane to the virtual Annual Meeting, during ordinary business hours for the ten-day period prior to the date of the virtual Annual Meeting, at the offices of the Company, 12121 Wickchester Lane, Suite 500, Houston, Texas 77079.

Only record holders of our common stock, $0.01 par value per share (“Common Stock”), as of the Record Date will be entitled to vote at the virtual Annual Meeting. Our authorized capital stock currently consists of 60,000,000 shares of Common Stock. At the close of business on the Record Date, there were 23,027,225 shares of Common Stock outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share held on the Record Date on all matters that may properly come before the Annual Meeting. There are no dissenter or appraisal rights relating to the matters to be acted upon at the Annual Meeting.

Stockholders are requested to vote in one of the following ways:

•	by telephone by calling the toll-free number 1-800-690-6903 from any touch-tone telephone and following the instructions (have your proxy card in hand when you call);

•	by Internet by accessing www.proxyvote.com and following the on-screen instructions (have your proxy card in hand when you access the website);

•	by completing, dating, signing and promptly returning the accompanying proxy card, in the enclosed postage-paid, pre-addressed envelope provided for such purpose; or

•

by voting virtually at the Annual Meeting online at www.virtualshareholdermeeting.com/SMHI2020 by using the 16-digit control number included with these proxy materials (please see below under “Attending the Annual Meeting Virtually”). We recommend that you vote by proxy even if you plan to virtually attend the Annual Meeting.

Shares of Common Stock represented by properly executed proxy cards or voted by telephone or Internet that are received by the Company and not subsequently revoked will be voted at the virtual Annual Meeting in accordance with the instructions contained therein or if no instructions are contained in the proxy, as described below under “Proxy Cards.”

Election of the director nominees to the Board requires the affirmative vote of a plurality of the shares of Common Stock present virtually or represented by proxy at the Annual Meeting and entitled to vote, which means that the seven nominees receiving the most “for” votes will be elected. Because there are only seven director nominees named in this Proxy Statement, votes withheld from any nominee will have no effect on the outcome of the election of directors. Votes may not be cast “against” the election of a nominee. Abstentions and “broker non-votes” (as described below) are not counted for purposes of the election of directors and will not affect the outcome of such election. Our stockholders do not have cumulative voting rights for the election of directors.

For matters other than the election of directors, stockholders may vote in favor of or against the proposal, or may abstain from voting.

For matters other than the election of directors, the affirmative vote of a majority of the shares of Common Stock present virtually or by proxy and voting on the matter is required for approval of those matters. Because abstentions are treated as shares of Common Stock not voting, abstaining has no effect on the outcome. For a discussion of the treatment of “broker non-votes,” see “Shares Held in Street Name.”

Shares Held in Street Name

If you hold your shares in “street name” as of the close of business on the Record Date, you may gain access to the meeting by following the instructions in the voting instruction card provided by your broker, bank or other nominee. You may not vote your shares electronically at the Annual Meeting unless you receive a valid proxy from your brokerage firm, bank, broker dealer or other nominee holder.

A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. On routine matters, brokers have the discretion to vote shares held in “street name” – a term that means the shares are held in the name of the broker on behalf of its customer, the beneficial owner. If your shares are held in “street name” by a broker and you wish to vote on the proposal to elect the directors, the proposals to approve the SEACOR Marine Holdings Inc. 2020 Equity Incentive Plan (the “2020 Incentive Plan”) or to act upon any other non-routine business that may properly come before the Annual Meeting, you should provide instructions to your broker. Under the rules of the New York Stock Exchange (the “NYSE”), if you do not provide your broker with instructions, your broker generally will have the authority to vote on the ratification of the appointment of Grant Thornton LLP, as the Company’s independent registered public accounting firm. All other matters at the Annual Meeting are expected to be non-routine and therefore brokers will not be entitled to vote on a beneficial owner’s behalf without voting instructions or discretionary authority on such matters.

Proxy Cards

If you sign and return your proxy card but do not specify how your shares of Common Stock are to be voted, they will be voted: FOR election as a director of each of the nominees named under “Proposal No. 1 – Election of Directors” in this Proxy Statement and listed under Item 1 of the enclosed proxy card; FOR “Proposal No. 2 – Approval of the SEACOR Marine Holdings Inc. 2020 Equity Incentive Plan” in this Proxy Statement and listed under Item 2 of the enclosed proxy card; and FOR “Proposal No. 3 – Ratification of Appointment of Independent Registered Public Accounting Firm” in this Proxy Statement and listed under Item 3 of the enclosed proxy card. If other matters are properly presented at the Annual Meeting for consideration, the persons named in the proxy will have the discretion to vote on those matters for the stockholder.

As a matter of policy, proxy cards, ballots and voting tabulations that identify individual stockholders are kept confidential by the Company. Such documents are made available only to the inspector of election and personnel associated with processing proxies and tabulating votes at the Annual Meeting. The votes of individual stockholders will not be disclosed except as may be required by applicable law.

Attending the Annual Meeting Virtually

The Annual Meeting will be a completely virtual meeting of stockholders conducted exclusively by a live audio webcast. Only record or beneficial owners of Common Stock as of the Record Date may attend the virtual Annual Meeting, vote their shares and submit online questions.

Stockholders may access the meeting by visiting www.virtualshareholdermeeting.com/SMHI2020 by using the 16-digit control number included on the Notice of Annual Meeting, on the proxy card or on the instructions accompanying the proxy materials. The Annual Meeting will begin promptly at 9:00 a.m. (EDT). We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m. (EDT), and you should allow ample time for the check-in procedures.

If you wish to submit a question for the Annual Meeting, you may do so in advance at www.proxyvote.com, or you may type it into the dialog box provided at any point during the virtual Annual Meeting (until the floor is closed to questions).

Revocation of Proxies

A stockholder who so desires may revoke his, her, or its proxy at any time before it is exercised at the Annual Meeting by: (i) providing written notice to the Secretary of the Company; (ii) duly executing a proxy card bearing a date subsequent to that of a previously furnished proxy card; (iii) by entering new instructions by Internet or telephone; or (iv) attending the webcast of the Annual Meeting and voting virtually. Attendance at the Annual Meeting will not in itself constitute a revocation of a previously furnished proxy. Stockholders who attend the virtual Annual Meeting need not revoke their proxy (if previously furnished) to vote virtually at the meeting. The Company encourages stockholders that plan to join the virtual Annual Meeting to vote by phone or Internet or to submit a valid proxy card and vote their shares prior to the Annual Meeting. Even after you have voted electronically through the Internet or by telephone or submitted your proxy card, you may change your vote at any time before the proxy is exercised at the Annual Meeting by joining the webcast. See “Attending the Annual Meeting Virtually” above. If you hold your shares in “street name” and want to revoke your proxy, you will need to follow the instructions of your broker to revoke or change your previous vote.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 9, 2020

This Proxy Statement and the enclosed proxy card, the Notice of Annual Meeting, and the Company’s 2019 Annual Report are available on the Internet at https://ir.seacormarine.com/financial-information/annual-reports-and-proxy-statements.

Solicitation Expenses

The Company will bear the costs of solicitation of proxies for the Annual Meeting. In addition to solicitation by mail, directors, officers and regular employees of the Company may solicit proxies from stockholders by telephone, electronic or facsimile transmission, personal interview or other means.

The Company has requested brokers, bankers and other nominees who hold voting stock of the Company to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

We have retained D.F. King & Co., Inc. to aid in the solicitation of proxies. The fees of D.F. King & Co., Inc. are $8,500 plus reimbursement of its reasonable out-of-pocket costs. If you have questions about the Annual Meeting or need additional copies of this Proxy Statement or additional proxy cards, please contact our proxy solicitation agent as follows:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, NY 10005

Banks and Brokerage Firms, please call (212) 269-5550.

Stockholders, please call (866) 796-7182.

CORPORATE GOVERNANCE

Spin-off of the Company

The Company was previously a subsidiary of SEACOR Holdings Inc. (along with its other remaining consolidated subsidiaries, collectively referred to as “SEACOR Holdings”). On June 1, 2017, SEACOR Holdings completed the spin-off of the Company by way of a pro rata dividend of the Company’s Common Stock, all of which was then held by SEACOR Holdings, to SEACOR Holdings’ stockholders of record as of May 22, 2017 (the “Spin-off”). Following the Spin-off, the Company began to operate as an independent, publicly traded company.

Board Leadership Structure

The board of directors of the Company (the “Board”) believes that there is no single organizational model that would be most effective in all circumstances and that it is in the best interests of the Company and its stockholders for the Board to retain the authority to modify its leadership structure to best address the Company’s circumstances from time to time. The Board believes that the most effective leadership structure for the Company at the present time is to maintain the separate positions of Non-Executive Chairman and Chief Executive Officer. Separating these positions allows the Chief Executive Officer to focus on the full-time job of running the Company’s business, while allowing the Non-Executive Chairman to lead the Board in its fundamental role of providing advice to and independent oversight of management. The Board believes this structure recognizes the time, effort, and energy that the Chief Executive Officer is required to devote to his position in the current business environment, as well as the commitment required to serve as the Company’s Non-Executive Chairman, particularly as the Board’s oversight responsibilities continue to grow and demand more time and attention. The Board also believes that separating the Non-Executive Chairman and Chief Executive Officer positions provides enhanced independent leadership and oversight for the Company and the Board.

In addition to the role that the Non-Executive Chairman has with regard to the Board, the chair of each of the three independent key committees of the Board (Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee) and each individual director is responsible for helping to ensure that meeting agendas are appropriate and that sufficient time and information are available to address issues that the directors believe are significant and warrant their attention. Each director has the opportunity and ability to request agenda items, information and additional meetings of the Board or of the independent directors.

The Board has adopted significant processes designed to support the Board’s capacity for objective judgment, including executive sessions of the independent directors at Board meetings at which no employees are present, independent evaluation of, and communication with, members of senior management, and rigorous self-evaluation of the Board, its committees, and its leadership. These and other critical governance processes are reflected in the Corporate Governance Guidelines and the various Committee Charters that are available on the Company’s website at www.seacormarine.com. The Board has also provided mechanisms for stockholders to communicate in writing with the Non-Executive Chairman of the Board, with the non-management and/or independent directors, and with the full Board on matters of significance. These processes are outlined below under “Communications with the Board or Independent Directors”.

Board of Directors and Director Independence

The business and affairs of the Company are managed under the direction of the Board. The Company’s Third Amended and Restated By-Laws (the “By-Laws”) provide that the Board will consist of not less than five and not more than twelve directors. Currently, the Board is comprised of seven directors.

During 2019, the Board held six meetings. The Board also took action pursuant to unanimous written consent on ten other occasions. Each of the current directors attended at least 75.0% of the combined total meetings of the full Board and the committees during the period on which he or she served in 2019. We encourage members of our Board to attend our Annual Meeting of Stockholders. All members of our Board attended the 2019 Annual Meeting and plan to virtually attend the 2020 Annual Meeting.

Our Board consults with legal counsel to ensure that the Board’s independence determinations are consistent with all relevant securities and other laws and regulations regarding director independence. To assist in the Board’s independence determinations, each director completed materials designed to identify any relationships that could affect the director’s independence. In addition, through discussions among our directors, a subjective analysis of independence is undertaken by the Nominating and Corporate Governance Committee. Our Board is currently comprised of a majority of independent directors, with the Board having made the affirmative determination that each of Messrs. Robert D. Abendschein, Andrew R. Morse and R. Christopher Regan, and Ms. Julie Persily, is independent as such term is defined by the applicable rules and regulations of the NYSE. Additionally, each of these directors meets the categorical standards for independence established by the Board (the “SEACOR Marine Categorical Standards”). A copy of the SEACOR Marine Categorical Standards is available on the Company’s website at www.seacormarine.com by navigating to “Investors,” and clicking “Corporate Governance” (entitled Director Independence Standards). The Company’s website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.

The schedule of Board meetings is made available to directors in advance along with the agenda for each meeting so that they may review and request changes. Directors also have unrestricted access to management at all times and regularly communicate informally with management on an assortment of topics.

Pursuant to the note purchase agreement (the “Note Purchase Agreement”) and the investment agreement (the “Investment Agreement”), which the Company entered into with investment funds managed and controlled by Carlyle in connection with the issuance of the Convertible Notes (as defined below), the Company must use reasonable best efforts, subject to its directors’ fiduciary duties, to cause a person designated by Carlyle (if Carlyle so chooses) to be appointed as a director on the Board, if Carlyle, solely as a result of the conversion of the Convertible Notes for shares of our Common Stock, collectively owns or continues to own, 10.0% or more of our outstanding common shares on a fully-diluted basis. Carlyle was also provided a right to appoint a board observer under certain circumstances. During 2017 and the beginning of 2018, Ferris Hussein served on the Board as the director designated by Carlyle until April 17, 2018 when he resigned. Since Mr. Hussein’s resignation from the Board, Carlyle has determined not to exercise its right to designate a director. Mr. Hussein has been designated by Carlyle to observe meetings of the Board pursuant to Carlyle’s observer rights under the Note Purchase Agreement. This observation right will terminate at the time Carlyle owns less than $50.0 million in aggregate principal amount of the convertible notes issued under the Note Purchase Agreement (the “Convertible Notes”) or a combination of the Convertible Notes and our Common Stock representing less than 5.0% of our Common Stock outstanding on a fully diluted basis, assuming the conversion of all of the Convertible Notes and warrants to purchase our Common Stock held by Carlyle. Carlyle has exercised this observer right with respect to most board meetings during 2019 and we expect they will continue to do so as long as they maintain that right under the Investment Agreement.

Executive Sessions

Directors meet at regularly scheduled executive sessions without any members of management present to discuss issues relating to management performance and any other issue that may involve a potential conflict of interest with management. Executive sessions are presided over by the Company’s Non-Executive Chairman, Charles Fabrikant, who is responsible for:

•	chairing executive sessions of Board meetings, which include meetings to evaluate and review the performance of the Chief Executive Officer;

•

conferring with the Chief Executive Officer and serving as a liaison between the independent directors (who also have direct and complete access to the Chief Executive Officer) and the Chief Executive Officer, including providing the Chief Executive Officer with feedback from executive sessions of the independent directors;

•	advising members of management and members of the Board, where necessary, with respect to its strategic review of operations and significant transactions;

•	acting on behalf of the Company to communicate corporate governance matters to the Company’s stockholders; and

•	together with the Nominating and Corporate Governance Committee, presiding over the Board’s self-evaluation.

Committees of the Board of Directors

The Board has established the following committees, each of which operates under a written charter that has been posted on the Company’s website at www.seacormarine.com. The website and the information contained therein or connected thereto shall not be deemed to be incorporated into this Proxy Statement.

Audit Committee

During 2019, the Audit Committee was comprised of three members: Messrs. Morse and Regan, and Ms. Persily. Mr. Morse is the Audit Committee Chairman. The Board has determined that Mr. Morse is an “audit committee financial expert” for purposes of the rules of the Securities and Exchange Commission (“SEC”). In reaching this determination, the Board considered, among other things, Mr. Morse’s over 25 years of experience as an investment banker, in addition to other experience that is described below. In addition, the Board determined that each member of the Audit Committee is financially literate, as required under the NYSE standards, and is considered independent, as defined by the rules of the NYSE, Section 10A(m)(3) of the Securities Exchange Act of 1934 and in accordance with the SEACOR Marine Categorical Standards. The Audit Committee is expected to meet at least quarterly. The Audit Committee met six times during 2019 and it also took action pursuant to unanimous written consent on six other occasions.

Committee Function. The Audit Committee assists the Board in fulfilling its responsibility to oversee, among other things:

•

the conduct and integrity of management’s execution of the Company’s financial reporting process, including the reporting of any material events, transactions, changes in accounting estimates or changes in important accounting principles and any significant issues as to adequacy of internal controls;

•

the selection, performance, qualifications and compensation of the Company’s independent registered public accounting firm (including its independence), their conduct of their annual audit and their engagement for any other services;

•	the review of the financial reports and other financial information provided by the Company to any governmental or regulatory body, the public or other users thereof;

•	the Company’s systems of internal accounting and financial and disclosure controls and procedures, and the annual independent audit of the Company’s financial statements;

•

risk management and controls, which includes assisting management with identifying and monitoring risks, developing effective strategies to mitigate risk, and incorporating procedures into its strategic decision-making (and reporting developments related thereto to the Board);

•	the processes for handling complaints relating to accounting, internal accounting controls and auditing matters;

•	the Company’s legal and regulatory compliance;

•	the annual self-evaluation of the Board’s performance;

•	the Company’s code of ethics as established by management and the Board; and

•	the preparation of the audit committee report required by the SEC rules to be included in the Company’s annual proxy statement.

The Audit Committee’s role is one of oversight. Management is responsible for preparing the Company’s financial statements and the independent registered public accounting firm is responsible for auditing those financial statements. Management has more time, knowledge and detailed information about the Company than do Audit Committee members. Consequently, in carrying out its oversight responsibilities, the Audit Committee will not provide any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent registered public accounting firm’s work.

Compensation Committee

During 2019, the Compensation Committee was comprised of three members: Messrs. Regan, Morse and Abendschein. Mr. Regan is the Compensation Committee Chairman. The Board has determined that each member of the Compensation Committee is independent, as defined by the rules of the NYSE and in accordance with the SEACOR Marine Categorical Standards. The Compensation Committee met five times during 2019 and it also took action pursuant to unanimous written consent on four other occasions.

Committee Function. Pursuant to its charter, the Compensation Committee is primarily responsible for, among other things:

•	reviewing and evaluating all of the Company’s compensation practices;

•	reviewing and approving the compensation of the Chief Executive Officer and the Company’s other executive officers;

•	reviewing director compensation at least annually, in consultation with the Nominating and Corporate Governance Committee when appropriate, and recommending any changes to the Board for approval;

•	reviewing and making recommendations to the Board for the approval of changes in incentive compensation and equity-based compensation plans; and

•	conducting an annual self-evaluation of its own performance, including its effectiveness and compliance with its charter.

The Chairman of the Compensation Committee sets the agenda for the meetings of the Compensation Committee with the input from the Company’s executive management. Members of executive management may also attend meetings, if requested. At each meeting, the Compensation Committee has the opportunity to meet in executive session. When the Compensation Committee acts without the approval of the full Board, the Chairman of the Compensation Committee reports the Compensation Committee’s actions regarding compensation to the full Board. The Compensation Committee has the sole authority to retain, obtain the advice of, and terminate, any compensation consultants, independent legal counsel or other advisors to assist the Compensation Committee in its discharge of its duties and responsibilities, including the evaluation of director or executive officer compensation.

Compensation Committee Interlocks and Insider Participation. None of the current members of the Compensation Committee is or ever was an officer or employee of the Company. During 2019, none of the Company’s executive officers served as a director or member of the compensation committee of any other entity whose executive officers serve on the Board or the Compensation Committee.

Nominating and Corporate Governance Committee

During 2019, the Nominating and Corporate Governance Committee was comprised of three members: Messrs. Regan and Morse, and Ms. Persily. Mr. Regan is the Nominating and Corporate Governance Committee Chairman. The Board has determined that each member of the Nominating and Governance Committee is independent, as defined by the rules of the NYSE and in accordance with the SEACOR Marine Categorical Standards. The Nominating and Corporate Governance Committee met twice during 2019 and it also took action pursuant to unanimous written consent on one other occasion.

Committee Function. The Nominating and Corporate Governance Committee assists the Board with:

•

identifying, screening and reviewing individuals qualified to serve as directors and recommending to the Board candidates for election at the Company’s annual meeting of stockholders and to fill vacancies on the Board;

•

developing, recommending and implementing modifications, as appropriate, to the Company’s Corporate Governance Guidelines and policies and procedures for identifying and reviewing candidates for the Board, including policies and procedures relating to candidates for the Board submitted for consideration by stockholders;

•

reviewing the composition of the Board as a whole, including whether the Board reflects the appropriate balance of independence, sound judgment, business specialization, technical skills, diversity and other desired qualities;

•	reviewing periodically the size of the Board and recommending any appropriate changes;

•	overseeing the evaluation of the Board and management;

•	recommending changes in director compensation in consultation with the Compensation Committee when appropriate; and

•	reviewing, on a regular basis, the overall corporate governance of the Company and recommending to the Board improvements when necessary.

Selection of Nominees for the Board of Directors. To fulfill its responsibility to recruit and recommend to the full Board nominees for election as directors, the Nominating and Corporate Governance Committee reviews the composition of the full Board at least annually to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications.

In identifying new director candidates, the Nominating and Corporate Governance Committee seeks advice and names of candidates from Nominating and Corporate Governance Committee members, other members of the Board, members of management and other public and private sources. The Nominating and Corporate Governance Committee, in formulating its recommendation of candidates to the Board, considers each candidate’s personal qualifications and how such personal qualifications effectively address the then perceived current needs of the Board. Appropriate personal qualifications and criteria for membership on the Board include the following:

•	experience investing in and/or guiding complex businesses as an executive leader or as an investment professional within an industry or area of importance to the Company;

•	proven judgment and competence, substantial accomplishments, and prior or current association with institutions noted for their excellence;

•	complementary professional skills and experience addressing the complex issues facing a multifaceted international organization;

•	an understanding of the Company’s businesses and the environment in which it operates; and

•	diversity as to business experiences, educational and professional backgrounds and gender, race and ethnicity.

After the Nominating and Corporate Governance Committee completes its evaluation, it presents its recommendations to the Board for consideration and approval. The Nominating and Corporate Governance Committee has the power to retain outside counsel, director search and recruitment consultants or other experts and will receive from the Company adequate funding, as determined by the Nominating and Corporate Governance Committee, for payment of reasonable compensation to such advisors.

Having evaluated the Board candidates set forth below under Proposal No. 1 pursuant to these processes and criteria, the Nominating and Corporate Governance Committee recommended, and the Board determined to nominate, each of the persons named below for election.

Stockholder Recommendations. The Nominating and Corporate Governance Committee will consider director candidates suggested by the Company’s stockholders provided that the recommendations are made in accordance with the same procedures required under the By-Laws for nomination of directors by stockholders. For instance, stockholder nominations must comply with the notice provisions described under “Stockholder Proposals for the 2021 Annual Meeting” below. Stockholder nominations that comply with these procedures and that meet the criteria outlined therein will receive the same consideration that the Nominating and Corporate Governance Committee’s nominees receive. The Company will report any material change to this procedure in an appropriate filing with the SEC and will make any such changes available promptly on the “SEC Filings” section of the Company’s website at www.seacormarine.com.

Communications with the Board or Independent Directors

Stockholders or interested parties who wish to communicate with the Board, the Non-Executive Chairman and/or independent directors, may do so by writing in care of the Company’s Corporate Secretary, indicating by title or name to whom correspondence should be directed. Correspondence should be sent to: SEACOR Marine Holdings Inc., Attn: Corporate Secretary, 12121 Wickchester Lane, Suite 500, Houston, Texas 77079. The independent directors have established procedures for handling communications from stockholders of the Company and directed the Corporate Secretary to act as their agent in processing any communications received. All communications that relate to matters that are within the scope of the responsibilities of the Board and its committees will be forwarded to the Non-Executive Chairman and independent directors. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities will be sent to the appropriate executive. Solicitations, junk mail and obviously frivolous or inappropriate communications will not be forwarded, but will be made available to any director who wishes to review them.

The Audit Committee has established procedures for (i) the receipt, retention, and treatment of complaints, reports and concerns regarding accounting, internal accounting controls, or auditing matters and (ii) the confidential, anonymous submission of complaints, reports and concerns by employees regarding questionable accounting or auditing matters. These procedures are published on the Company’s website, at www.seacormarine.com by navigating to “Investors,” and clicking “Corporate Governance” (entitled Procedures for Addressing Complaints). Such complaints, reports or concerns may be communicated to the Company’s General Counsel or the Chairman of the Audit Committee through a toll-free hotline at +1 (844) 359-7729 or through an internet based reporting tool provided by NAVEX Global (www.seacormarine.ethicspoint.com), each available on an anonymous and confidential basis. Complaints received are logged by the General Counsel, communicated to the Chairman of the Audit Committee and then investigated by the General Counsel under the supervision of the Audit Committee. In accordance with Section 806 of the Sarbanes-Oxley Act of 2002, as amended (the “Sarbanes-Oxley Act”), these procedures prohibit the Company from retaliating against any person who, in good faith, submits an accounting or auditing complaint, report or concern or provides assistance in the investigation or resolution of such matters.

Risk Oversight

The Company’s business, results of operations, financial condition and cash flows can be adversely affected by risk. The management of risk is central to the success of the Company and requires the involvement of the Board, officers, employees, and internal and independent auditors, all of whom are entrusted to develop a balanced and prudent approach to risk.

The Company has developed and implemented operational controls designed to identify and mitigate risk associated with its financial decisions, operations, legal compliance, business development, changing business conditions, cyber-security and information technology systems. The Chief Executive Officer, with the assistance of the Chief Financial Officer, Chief Accounting Officer, General Counsel, Executive Vice Presidents, Senior Vice Presidents, other key executives and external legal counsel, is responsible for, among other risk management measures:

•	implementing measures designed to ensure the highest standard of safety for personnel, the environment, information technology systems and property in performing the Company’s operations;

•	obtaining appropriate insurance coverage; and

•	evaluating and identifying risk related to the Company’s capital structure after a rigorous assessment of its business activities.

The Board has reviewed and evaluated, and expects to routinely review and evaluate, the Company’s risk profile to ensure that the measures implemented by the Company are adequate to execute and implement the Company’s strategic objectives. Issues related to risk are regularly discussed by the Chief Executive Officer and the rest of the senior management team with members of the Board both through informal communications, such as e-mail, telephone conference and in-person meetings, and during formal Board meetings. Senior management makes formal presentations to the Board regarding risk management issues at least once per year. Our Non-Executive Chairman, as well as certain other Board members, are intimately familiar with the risks associated with the types of assets managed and owned by the Company and routinely engage in dialogue with the Chief Executive Officer and appropriate members of senior management regarding such risks. In addition, when the Board reviews particular transactions and initiatives that require Board approval, or that otherwise merit Board involvement, the Board generally includes related risk analysis and mitigation plans among the matters addressed with management.

The Audit Committee, together with senior management, works to respond to recommendations from internal and external auditors and supervisory authorities regarding the Company’s compliance with internal controls and disclosure controls and procedures, and other factors that could interfere with the successful implementation of the Company’s strategic plan. The Audit Committee also reviews the adequacy of the Company’s risk management policies and procedures and meets privately with company employees and the General Counsel to consider recommendations regarding policies related to risk management. In addition, senior management works closely with the General Counsel to facilitate compliance with foreign and domestic laws and regulations. The General Counsel also reports to the Board on company programs and initiatives that educate employees on these laws, regulations and any updates thereto, and facilitates the Company’s compliance therewith.

The Board believes that senior management’s procedures, combined with Board and Audit Committee oversight, enable the Company to properly and comprehensively assess risk from both an enterprise-wide and divisional perspective, thereby managing and observing the most substantive risks at each level within the Company.

Code of Business Conduct and Ethics

The Board has adopted a set of Corporate Governance Guidelines, a Code of Business Conduct & Ethics and a Supplemental Code of Ethics. A copy of each of these documents, along with the charters of each of the committees described above, is available on the Company’s website at www.seacormarine.com and is also available to stockholders in print without charge upon written request to the Company’s Investor Relations Department, 12121 Wickchester Lane, Suite 500, Houston, Texas 77079.

The Corporate Governance Guidelines address areas such as director responsibilities and qualifications, director compensation, management succession, board committees and annual self-evaluation. The Code of Business Conduct & Ethics is applicable to the Company’s directors, officers and employees and the Supplemental Code of Ethics is applicable to the Company’s Chairman, the Company’s Chief Executive Officer, the Chief Financial Officer and other senior financial officers. The Company will disclose future amendments to, or waivers from, certain provisions of the Supplemental Code of Ethics on its website within two business days following the date of such amendment or waiver.

PROPOSAL NO. 1 ELECTION OF DIRECTORS

The Board has nominated the people listed below for election as directors, each to serve until the next annual meeting of stockholders or until his or her successor is duly elected and qualified. Although not anticipated, if any of the nominees becomes unavailable for any reason, the Board in its discretion may designate a substitute nominee. If a stockholder has filled out the accompanying proxy card, that stockholder’s vote will be cast for the substitute nominee.

The following table sets forth information with respect to each nominee for election as a director as of the date of this Proxy Statement:

Name	Age	Position	Director Since
Charles Fabrikant	75	Non-Executive Chairman of the Board	June 2017
John Gellert	50	President, Chief Executive Officer	June 2017
Andrew R. Morse(1)(2)(3)	74	Director	May 2017
R. Christopher Regan(1)(2)(3)	65	Director	May 2017
Robert D. Abendschein(1)	58	Director	April 2018
Julie Persily(2)(3)	54	Director	April 2018
Alfredo Miguel Bejos	41	Director	June 2019

(1)	Member of the Compensation Committee
(2)	Member of the Nominating and Corporate Governance Committee
(3)	Member of the Audit Committee

Standing Director Nominees

Charles Fabrikant has been a member of the Board and has served as Non-Executive Chairman of the Board since June 1, 2017. Mr. Fabrikant is the Executive Chairman of the Board, President and Chief Executive Officer of SEACOR Holdings and has been a director of SEACOR Holdings and several of its subsidiaries since its inception in 1989. Effective February 23, 2015, Mr. Fabrikant was appointed President and Chief Executive Officer of SEACOR Holdings, a position he had resigned from in September 2010 when he was designated Executive Chairman of the Board of SEACOR Holdings. Mr. Fabrikant is a Director of Era Group Inc., an international helicopter operator, since January 2013. Mr. Fabrikant served as a Director of Diamond Offshore Drilling, Inc., a contract oil and gas driller, from January 2004 to May 2019. In addition, he is President of Fabrikant International Corporation, a privately owned corporation engaged in marine investments.

We believe that with over 30 years of experience in the maritime, transportation, investment and environmental industries, and his position as the founder of SEACOR Holdings, Mr. Fabrikant’s broad experience and deep understanding of our business makes him uniquely qualified to serve as Non-Executive Chairman of the Board.

John Gellert has served as the President, Chief Executive Officer and a member of the Board since June 1, 2017. Prior to the Spin-off, Mr. Gellert served as the Co-Chief Operating Officer of SEACOR Holdings since February 23, 2015 and President of SEACOR Holdings’ Offshore Marine Services segment since July 2005. Mr. Gellert has also held various financial, analytical, chartering and marketing roles with SEACOR Holdings since June 1992. Mr. Gellert is an officer and director of certain Company subsidiaries. Mr. Gellert serves as a member of the Executive Committee of International Support Vessel Owners Association, a member of the Board of Directors of Offshore Marine Service Association, an ex-officio member of the Executive Committee of National Ocean Industries Association, and a member of Executive Council at Cohesive Capital Management, L.P. Mr. Gellert graduated from Harvard College.

We believe that as the Company’s Chief Executive Officer, Mr. Gellert provides valuable insight to the Board on the Company’s day-to-day operations. In addition, Mr. Gellert’s long tenure with the Company allows him to provide valuable insight to the Board about the competitive dynamics of our industry.

Andrew R. Morse has been a member of the Board since his appointment in May 2017. Mr. Morse served on the SEACOR Holdings board of directors from June 1998 to May 2017. Mr. Morse has been a Managing Director and Senior Portfolio Manager of Morse, Towey and White, a wealth management unit of High Tower Advisors Inc., a Chicago based firm of investment advisors since July 31, 2010. In addition, Mr. Morse has served on the Board of Directors and on the Audit Committee of High Tower Advisors Inc. from July 31, 2010 until January 2018. Mr. Morse was a Managing Director and Senior Portfolio Manager of UBS Financial Services, Inc., from October 2001 until July 2010. Mr. Morse was Senior Vice President-Investments of Salomon Smith Barney Inc. of New York, an investment banking firm, and Smith Barney Inc., its predecessor, from March 1993 to October 2001. Mr. Morse sits on numerous philanthropic boards and is Treasurer of the American Committee of the Weizmann Institute of Science. Mr. Morse served as a director of Seabulk International, Inc., both before and following its merger with SEACOR Holdings in July 2005 until March 2006. In December 2015, Mr. Morse became a member of the Board of Managers of KGP Realty, a private residential property management company.

We believe that Mr. Morse’s deep experience in wealth management and corporate finance provides a valuable resource to the Board, the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Morse’s finance experience through advising high net worth individuals and investment entities adds a valuable perspective to the Board. In addition, foreign governments have sought his experience on international corporate finance with respect to issues such as complex energy crisis management and other significant matters of public policy related to our business.

R. Christopher Regan has been a member of the Board since his appointment in May 2017. Mr. Regan served on the SEACOR Holdings board of directors from September 7, 2005 to May 2017. Mr. Regan is Co-Founder and, since March 2002, Managing Director, of The Chartis Group, a management consultancy group offering strategic, operational, risk management, governance and compliance advice to U.S. healthcare providers, suppliers and payers. Prior to co-founding The Chartis Group in 2001, Mr. Regan served from March 2001 to December 2001 as President of H-Works, a healthcare management consulting firm and a division of The Advisory Board Company. From January 2000 through December 2000, Mr. Regan served as Senior Vice President of Channelpoint, Inc., a healthcare information services company. Mr. Regan also serves as a Trustee of Hamilton College.

We believe that Mr. Regan’s experience providing advice regarding business valuations, risk management, financial governance and compliance adds to the Board’s breadth of experience on these important factors. This experience also provides significant value to the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee.

Julie Persily has been a member of the Board since April 27, 2018. Since 2013, Ms. Persily has served on the board of directors of Investcorp Credit Management BDC, a NASDAQ listed business development company that invests in middle market companies, as a member of its audit and nominating committees and as chair of its compensation and valuation committees. Since 2017, Ms. Persily has served on the board of directors of Runway Growth Credit, a business development company that provides secured loans to early stage growth and venture-backed companies in the U.S., and as a member of its audit and governance committees. Ms. Persily has a deep breadth of experience in the finance and capital market industries, having held various roles at Citigroup for nearly 10 years, including serving as the co-head of Citigroup’s leveraged finance group for over two years and head of acquisition finance prior thereto. Ms. Persily also formerly served as co-head of Leveraged Finance and Capital Markets at Nomura Securities. Ms. Persily holds a BA in Economics and Psychology from Columbia College and a MBA in Finance and Accounting from Columbia Business School.

We believe Ms. Persily’s experience and relationships in the financial sector, as well as her knowledge and understanding of corporate governance matters, adds to the Board’s deep bench of experience, and serves as an asset to the Audit Committee and the Nominating and Corporate Governance Committee.

Robert D. Abendschein has been a member of the Board since April 27, 2018. Mr. Abendschein is currently the Executive Vice President and Head of Operations of Talos Energy Inc. where he is responsible for improving the ability of the organization to take on and execute large offshore projects. From 2017 to 2019, Mr. Abendschein was the Chief Executive Officer and a director of Venari Resources LLC, where he was appointed by a consortium of private equity investors to lead the advancement of multiple globally recognized development projects (Anchor and Shenandoah) and managed all stages of strategy, exploration and business development activities. From 2000 through August 2017, Mr. Abendschein held various corporate and executive roles at Anadarko Petroleum (“Anadarko”), including as Vice President of Anadarko’s Deep Water division from 2015 to 2017 and as Vice President of Anadarko’s Exploration and Production Services division from 2013 to 2015. Mr. Abendschein currently serves on the Board of Directors of Cynthia Woods Mitchell Pavilion as Chairman of its Trustee Committee and is a member of the board of directors of the Offshore Energy Center, positions which he has held since 2014. Mr. Abendschein holds a BBS in Petroleum Engineering from Texas A&M University.

We believe that Mr. Abendschein’s industry experience as well as his varied experience serving on multiple boards of directors across a diverse array of sectors adds to the Board’s and the Compensation Committee’s overall skill set.

Alfredo Miguel Bejos has been a member of the Board since June 11, 2019. Mr. Miguel has been President and Chief Executive Officer of Proyectos Globales de Energía y Servicios CME, S.A. de C.V. (“CME”) since 2012 and Executive President of Helicópteros Bell de México since 2009. Mr. Miguel has extensive finance experience having held various positions in the finance area of Banco Santander Mexico from 2000 until 2002. Mr. Miguel has served as an independent member of several board of directors, including current memberships on the boards of the airline Volaris and Pure Leasing, positions which he has held since 2006. Mr. Miguel is also a member of the Costumer Advisory Panel at Bell Helicopter, a leading company in helicopter manufacturing. Mr. Miguel holds a BA from Universidad Iberoamericana.

We believe that Mr. Miguel’s industry experience, specifically his extensive experience in the international energy and infrastructure sector, as well as his broad knowledge gained from serving on multiple board of directors in the transportation industry will add a diverse perspective to the Board.

Voting

Directors will be elected by a plurality of the votes cast virtually or by proxy at the Annual Meeting. If you do not wish your shares to be voted for any particular nominee, please identify any nominee for whom you “withhold authority” to vote on the enclosed proxy card.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED ABOVE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information regarding beneficial ownership of the Company’s Common Stock by all persons (including any “group” as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who were known by the Company to be the beneficial owners of more than 5.0% of the outstanding Common Stock as of April 1, 2020, other than the Company’s executive officers and directors. As of April 1, 2020, 23,027,225 shares of the Common Stock were issued and outstanding.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10022	1,423,751	6.18%
Dimensional Fund Advisors LP(2) Building One 6300 Bee Cave Road Austin, TX 78746	1,529,099	6.64%
Royce & Associates, LLC(3) 745 Fifth Avenue New York, NY 10151	1,577,279	6.85%
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, MD 21202	4,080,712	17.72%
Wellington Management Group LLP(5) c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	1,625,076	7.06%

(1)

According to Amendment No. 2 to its Schedule 13G filed with the SEC on February 6, 2020 by BlackRock, Inc. (“BlackRock”), BlackRock has sole voting power with respect to 1,391,387 shares of Common Stock and sole dispositive power with respect to 1,423,751 shares of Common Stock as of December 31, 2019. BlackRock serves as a parent holding company and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,423,751 shares of Common Stock. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5.0% of the total Common Stock outstanding.

(2)

According to Amendment No. 2 to its Schedule 13G filed with the SEC on February 12, 2020 by Dimensional Fund Advisors LP (“Dimensional”), Dimensional has sole voting power with respect to 1,461,882 shares of Common Stock and sole dispositive power with respect to 1,529,099 shares of Common Stock as of December 31, 2019. Dimensional is an investment adviser and furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager or sub-adviser to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). In certain cases, subsidiaries of Dimensional may act as an adviser or sub-adviser to certain Funds. In its role as investment advisor, sub-adviser and/or manager, Dimensional or its subsidiaries may possess voting and/or investment power over the shares of Common Stock owned by the Funds, and may be deemed to be the beneficial owner of the shares of Common Stock held by the Funds. However, all of the Common Stock reported in the Schedule 13G is owned by the Funds and Dimensional disclaims beneficial ownership of all such securities. The Funds have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the Common

Stock held in their respective accounts. No one Fund’s interest in such shares of Common Stock is more than 5.0% of the total Common Stock outstanding.

(3)

According to Amendment No. 3 to its Schedule 13G amendment filed with the SEC on January 29, 2020 by Royce & Associates, LLC (“Royce”), Royce has sole dispositive and sole voting power over 1,577,279 shares of Common Stock as of December 31, 2019. Royce serves as an investment adviser and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,577,279 shares of Common Stock.

(4)

According to Amendment No. 3 to its Schedule 13G amendment filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. (“Price Associates”), Price Associates has sole voting power with respect to 1,164,365 shares of Common Stock and sole dispositive power over 4,080,712 shares of Common Stock as of December 31, 2019. These shares are owned by various individual and institutional investors, for which Price Associates serves as an investment adviser and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 4,080,712 shares of Common Stock; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such shares. Price Associates does not serve as custodian of the assets of any of its clients; accordingly, in each instance only the client or the client’s custodian or trustee bank has the right to receive dividends paid with respect to, and proceeds from the sale of, the Common Stock. The ultimate power to direct the receipt of dividends paid with respect to, and the proceeds from the sale of, the Common Stock, is vested in the individual and institutional clients which Price Associates serves as an investment adviser. Any and all discretionary authority which has been delegated to Price Associates may be revoked in whole or in part at any time. Not more than 5.0% of the shares of Common Stock is owned by any one client subject to the investment advice of Price Associates. With respect to the Common Stock owned by any one of the registered investment companies sponsored by Price Associates which it also serves as investment adviser (the “T. Rowe Price Funds”), only the custodian for each of such T. Rowe Price Funds, has the right to receive dividends paid with respect to, and proceeds from the sale of, such securities. No other person is known to have such right, except that the shareholders of each such T. Rowe Price Fund participate proportionately in any dividends and distributions so paid.

(5)

According to Amendment No. 3 to its Schedule 13G amendment filed with the SEC on January 28, 2020 by Wellington Management Group LLP (“Wellington”), Wellington has shared voting power with respect to 1,458,318 shares of Common Stock and shared dispositive power with respect to 1,625,076 shares of Common Stock as of December 31, 2019. Wellington serves as an investment advisor and a parent holding company and, for purposes of the reporting requirements of the Exchange Act, may be deemed to beneficially own 1,625,076 shares of Common Stock, which are held of record by clients of Wellington. Various persons have the right to receive, or the power to direct, the receipt of dividends from, or the proceeds from the sale of, such shares of Common Stock. No one person’s interest in such shares of Common Stock is more than 5.0% of the total Common Stock outstanding.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS

The following table sets forth information regarding beneficial ownership of our Common Stock by: (i) each current director of the Company; (ii) each named executive officer of the Company (referred to as a “Named Executive Officer” or “NEO” throughout this Proxy Statement); and (iii) all current directors and executive officers of the Company as a group. Except where otherwise indicated in the footnotes to the table, all beneficial ownership information set forth below is as of April 1, 2020. As of April 1, 2020, 23,027,225 shares of Common Stock were issued and outstanding.

Name and Address(1)	Amount and Nature of Beneficial Ownership(2)	Percentage of Class
Current Directors and Named Executive Officers:
Charles Fabrikant(3)	1,125,044	4.89%
John Gellert(4)	524,268	2.28%
Jesús Llorca(5)	143,410	*
Gregory Rossmiller(6)	53,572	*
Andrew R. Morse(7)	66,657	*
R. Christopher Regan(8)	109,741	*
Robert D. Abendschein(9)	20,703	*
Julie Persily(10)	21,296	*
Alfredo Miguel Bejos(11)	1,105,338	4.80%
All current directors and executive officers as a group (11 individuals)(12)	3,298,608	14.32%

* Represents less than 1.0%

(1)	Unless otherwise indicated, the address of each of the persons whose name appears in the table above is: c/o SEACOR Marine Holdings Inc., 12121 Wickchester Lane, Suite 500, Houston, Texas 77079.

(2)

The information contained in the table above reflects “beneficial ownership” of Common Stock within the meaning of Rule 13d-3 under the Exchange Act. Unless otherwise indicated, all shares of Common Stock are held directly with sole voting and dispositive power. Beneficial ownership information for each individual reflected in the table above includes shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days after April 1, 2020 held by such person.

(3)

Includes (i) 462,218 shares of Common Stock that are owned directly by Mr. Fabrikant, (ii) 61,684 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 1, 2020, (iii) 350,414 shares of Common Stock owned by Fabrikant International Corporation, of which he is President, (iv) 65,459 shares owned by VSS Holding Corporation, of which he is President and sole stockholder, (v) 12,064 shares owned by the Sara J. Fabrikant 2012 GST Exempt Trust, of which he is a trustee, (vi) 14,406 shares owned by Sara Fabrikant, his wife, (vii) 19,097 shares owned by the Estate of Elaine Fabrikant, over which he is the executor, (viii) 60,324 shares owned by the Charles Fabrikant 2012 GST Exempt Trust, of which his wife is a trustee, (ix) 804 shares owned by the Harlan Saroken 2009 Family Trust, of which his wife is a trustee, (x) 804 shares owned by the Eric Fabrikant 2009 Family Trust, of which his wife is a trustee, (xi) 42,348 shares owned by the Charles Fabrikant 2009 Family Trust, of which he is a trustee and (xii) 35,422 shares owned by Victoria Transport Corporation, of which he is President.

(4)

Includes (i) 196,885 shares of Common Stock that are owned directly by Mr. Gellert, (ii) 106,666 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 1, 2020, (iii) 86,756 shares of Common Stock that Mr. Gellert may be deemed to own through his interest in, and control of, JMG Assets LLC, (iv) 38,803 shares of Common Stock contributed to a grantor retained annuity trust by MCG Assets LLC, of which he is the manager and, as such, has the power to direct the voting and disposition of the shares, and of which he disclaims beneficial ownership except to the extent of his pecuniary interest in the shares, and (v) 95,158 shares of Common Stock owned by JMG GST LLC, of which he is the manager.

(5)	Includes 58,333 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 1, 2020.

(6)	Includes 17,500 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 1, 2020.

(7)	Includes 30,842 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 1, 2020.

(8)

Includes (i) 11,778 shares of Common Stock that are owned directly by Mr. Regan, (ii) 30,842 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 1, 2020, (iii) 1,328 shares of Common Stock owned by his daughter, (iv) 1,696 shares of Common Stock owned by his daughter, (v) 2,097 shares of Common Stock owned by his son and (vi) 62,000 shares of Common Stock owned by RC Regan Trust, of which his spouse is trustee.

(9)	Includes 14,142 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 1, 2020.

(10)	Includes 14,142 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 1, 2020.

(11)

Includes (i) 63,671 shares of Common Stock that are owned directly by Mr. Miguel and (ii) 7,929 shares of Common Stock issuable upon the exercise of outstanding stock options that are exercisable or will become exercisable within 60 days of April 1, 2020. Additionally, CME is the holder of 778,431 shares of Common Stock and the record holder of warrants to purchase 255,307 shares of Common Stock, at an exercise price of $0.01 per share (the “CME Warrants”). The amount included in the table reflects beneficial ownership by Mr. Miguel of all 778,431 shares of Common Stock and 255,307 of the CME Warrants. Mr. Miguel is the President, Chief Executive Officer and a 50.0% shareholder of CME. Mr. Miguel’s brother, José Miguel Bejos, is also an executive officer of CME and holds the other 50.0% of the CME shares. As controlling shareholders of CME, each of Messrs. Miguel and Miguel may be deemed to be the beneficial owners of the Company’s Common Stock through CME. As a result of limitations on foreign ownership under the Company’s certificate of incorporation, Messrs. Miguel and Miguel cannot exercise warrants that would result in them owning more than 4.9% of the issued and outstanding shares of Common Stock.

(12)

The number of shares of our Common Stock owned by all current directors and executive officers includes 388,330 shares of Common Stock issuable upon the exercise of options that are exercisable or will become exercisable within 60 days after April 1, 2020 and warrants to purchase 255,307 shares of Common Stock at an exercise price of $0.01 per share.

COMPENSATION OF DIRECTORS

The Compensation Committee, in consultation with the Nominating and Corporate Governance Committee, when appropriate, evaluates the status of Board compensation in relation to comparable U.S. companies (in terms of size, business sector, etc.) and report findings and recommendations to the Board, including recommendations for approval of changes to compensation. Directors who are also employees of the Company receive no remuneration by reason of such directorship and are not compensated for attending meetings of the Board or standing committees thereof.

During 2019, non-employee directors were paid an annual retainer of $50,000 and such directors are also eligible to participate in the SEACOR Marine Holdings Inc. 2017 Equity Incentive Plan (the “2017 Plan”) that is administered by the Compensation Committee. In June 2019, upon the recommendation of the Compensation Committee, the Board granted each non-employee director (with the exception of Mr. Fabrikant) an annual equity award with a grant date fair value of $113,417, comprised of 3,280 shares of Common Stock and 7,929 stock options each to purchase a share of common stock. Mr. Fabrikant was granted an annual equity award with a grant date fair value of $226,820, comprised of 6,559 shares of Common Stock and 15,858 stock options each to purchase shares of common stock. In addition, as recommended by the Compensation Committee based on a review of the compensation practices of peer companies in consultation with Lyons Benenson & Co. (“Lyons Benenson”) during 2018, the Board determined that each non-employee director serving on a committee of the Board be compensated for such service as follows: (i) each committee member of the Audit Committee was granted an annual equity award with a grant date fair value of $10,013, comprised of 724 shares of Common Stock (with the exception of Mr. Morse, who was granted an annual equity award with a grant date fair value of $20,012, comprised of 1,447 shares of Common Stock as the chairperson of the Audit Committee), (ii) each committee member of the Compensation Committee was granted an annual equity award with a grant date fair value of $10,013, comprised of 724 shares of Common Stock (with the exception of Mr. Regan, who was granted an annual equity award with a grant date fair value of $20,012, comprised of 1,447 shares of Common Stock as the chairperson of the Compensation Committee) and (iii) each committee member of the Nominating and Corporate Governance Committee was granted an annual equity award with a grant date fair value of $5,006, comprised of 362 shares of Common Stock (with the exception of Mr. Regan, who was granted an annual equity award with a grant date fair value of $10,013, comprised of 724 shares of Common Stock as the chairperson of the Nominating and Corporate Governance Committee). No changes were recommended to this practice for 2019. The exercise price of the options granted was equal to the fair market value per share of the Company’s Common Stock on the date of grant. The stock options and the shares of Common Stock were fully vested as of the date of grant.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE

The following table shows the compensation of the Company’s non-employee directors for the year ended December 31, 2019.

Name	Fees earned or paid in cash(4) ($)	Stock Awards(5) ($)	Option Awards(5) ($)	Total ($)
Charles Fabrikant(6)	50,000	90,711	136,109	276,820
John Gellert(12)	-	-	-	-
Andrew R. Morse(1)(2)(3)(7)	50,000	80,394	68,055	198,448
R. Christopher Regan(1)(2)(3)(8)	50,000	85,400	68,055	203,455
Robert D. Abendschein(1)(9)	50,000	55,375	68,055	173,430
Julie Persily(2)(3)(10)	50,000	60,382	68,055	178,436
Alfredo Miguel(11)	50,000	45,362	68,055	163,417
Evan Behrens(13)	-	-	-	-

(1)	Member of the Compensation Committee.

(2)	Member of the Nominating and Corporate Governance Committee.
(3)	Member of the Audit Committee.
(4)

As stated above, non-employee directors are paid a cash retainer fee at an annual rate of $50,000. Non-employee directors were paid $50,000 during 2019 in respect of the period beginning June 11, 2019 and ending June 9, 2020.

(5)

On June 11, 2019, upon the recommendation of the Compensation Committee, the Board granted each non-employee director (with the exception of Mr. Fabrikant) 3,280 shares of the Company’s Common Stock having a grant date fair value of $45,362 and 7,929 fully-vested stock options to acquire shares of the Company’s Common Stock having a grant date fair value of $68,055. Mr. Fabrikant was granted 6,559 shares of Common Stock having a grant date fair value of $90,711 and 15,858 fully-vested stock options having a grant date fair value of $136,109. In addition, each non-employee director serving on a committee of the Board received compensation as follows: (i) each committee member of the Audit Committee was granted 724 shares of Common Stock having a grant date fair value of $10,013 (with the exception of Mr. Morse, who was granted 1,447 shares of Common Stock having a grant date fair value of $20,012 as the chairperson of the Audit Committee), (ii) each committee member of the Compensation Committee was granted 724 shares of Common Stock having a grant date fair value of $10,013 (with the exception of Mr. Regan, who was granted 1,447 shares of Common Stock having a grant date fair value of $20,012 as the chairperson of the Compensation Committee) and (iii) each committee member of the Nominating and Corporate Governance Committee was granted 362 shares of Common Stock having a grant date fair value of $5,006 (with the exception of Mr. Regan, who was granted 724 shares of Common Stock having a grant date fair value of $10,013 as the chairperson of the Nominating and Corporate Governance Committee). The dollar amount of stock and option awards set forth in this column is equal to the grant date fair value of such stock and option awards calculated in accordance with FASB ASC Topic 718 without regard to forfeitures. Discussion of the policies and assumptions used in the calculation of the compensation cost are set forth in Note 16 of the Consolidated Financial Statements in the Company’s 2019 Annual Report on Form 10-K filed with the SEC on March 4, 2020.

(6)	As of December 31, 2019, Mr. Fabrikant held 61,684 outstanding options to acquire shares of the Company’s Common Stock, all of which were exercisable.
(7)	As of December 31, 2019, Mr. Morse held 30,842 outstanding options to acquire shares of the Company’s Common Stock, all of which were exercisable.
(8)	As of December 31, 2019, Mr. Regan held 30,842 outstanding options to acquire shares of the Company’s Common Stock, all of which were exercisable.
(9)	As of December 31, 2019, Mr. Abendschein held 14,142 outstanding options to acquire shares of the Company’s Common Stock, all of which were exercisable.
(10)	As of December 31, 2019, Ms. Persily held 14,142 outstanding options to acquire shares of the Company’s Common Stock, all of which were exercisable.
(11)	As of December 31, 2019, Mr. Miguel held 7,929 outstanding options to acquire shares of the Company’s Common Stock, all of which were exercisable.
(12)	Mr. Gellert does not receive any compensation for his services on the Board.
(13)	Mr. Behrens resigned as a member of the Board on June 11, 2019.

EXECUTIVE COMPENSATION

The Company was a wholly-owned subsidiary of SEACOR Holdings until completion of the Spin-off on June 1, 2017. Prior to that time, the cash and equity-based compensation of the Company’s executive officers was determined by SEACOR Holdings’ executive management and compensation committee, subject to approval in certain circumstances by SEACOR Holdings’ full board of directors.

Currently, the Company is an “emerging growth company” and, under the Jumpstart Our Business Startups Act, is exempt from certain executive compensation disclosures otherwise required by Item 402 of Regulation S-K (including the disclosure required to be provided pursuant to a “Compensation, Discussion & Analysis”), as well as from holding say-on-frequency and say-on-pay advisory votes on executive compensation. However, we are providing certain information related to the Company’s 2019 compensation decisions that should be read in conjunction with the compensation tables provided later in this Proxy Statement. This discussion and the compensation tables that follow set forth the compensation of the following “Named Executive Officers” or “NEOs” of the Company:

•	John Gellert, President and Chief Executive Officer;

•	Jesús Llorca, Executive Vice President and Chief Financial Officer; and

•	Gregory Rossmiller, Senior Vice President and Chief Accounting Officer.

Compensation Actions in Connection with the Spin-off

In connection with the Spin-off, the compensation committee of SEACOR Holdings took certain actions during 2017 to appropriately address the impact of the Spin-off on SEACOR Holdings’ outstanding equity awards. In general, outstanding stock options to acquire shares of SEACOR Holdings’ Common Stock were adjusted to preserve the aggregate intrinsic value of such stock options pre and post-Spin-off. In addition, the compensation committee of SEACOR Holdings approved the vesting of SEACOR stock options and SEACOR restricted stock awards held by employees of the Company and individuals who joined the Company following the Spin-off. Other than Mr. Rossmiller, who was not an employee at the time, each of the Named Executive Officers received 1.007 restricted shares of the Company’s Common Stock for every restricted share of SEACOR Holdings’ Common Stock held as of the record date for the Spin-off.

Summary of 2019 Compensation Elements

Following the Spin-off, the Company’s Compensation Committee took certain actions and made certain compensation- related decisions that were based on the compensation philosophies and arrangements in place at SEACOR Holdings that the Compensation Committee felt were also appropriate for the Company’s executive officers. For example, the Board adopted the 2017 Plan for the purpose of granting equity-based compensation awards. The Compensation Committee also implemented the following executive compensation practices:

•

Three-Year Vesting of Stock Options and Restricted Shares. A portion of each NEO’s long-term incentive grant for 2019 was delivered in the form of stock options and restricted shares that vest ratably over three years.

•

Performance Restricted Stock Units. A portion of each NEO’s long-term incentive grant for 2019 was delivered in the form of performance restricted stock units (“PRSUs”). These PRSUs consist of five equal tranches, each of which will be earned if and when the closing price of one share of Common Stock equals or exceeds the specified stock price performance goal for such tranche for 60 consecutive trading days during the three year performance period beginning on the grant date. Earned PRSUs (if any) will not be settled until the third anniversary of the grant date, subject to the executive remaining employed by the Company on such date.

•

No Tax Gross-ups. We do not have any contract or agreement with any NEO that provides for a tax gross-up payment, including those related to change-of-control payments subject to Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended.

•

Double-Trigger Vesting. Awards under our 2017 Plan contain a so-called “double-trigger” vesting provision, which generally provides that awards will not be accelerated upon a change of control of the Company if (i) an acquiror replaces or substitutes outstanding awards in accordance with the requirements of the 2017 Plan and (ii) a participant holding the replacement or substitute award is not involuntarily terminated within two years following the change of control.

•	Restrictions on Hedging or Pledging NEOs. The Company has adopted policies restricting hedging and pledging of Company securities by our NEOs.

•

No Change-of-Control Agreements with NEOs. Although the Executive Employment Agreements (described below) contain double-trigger severance protections in connection with a change-of-control, we do not maintain standalone change-of-control agreements with our NEOs.

Executive Compensation Philosophy and Objectives

The Compensation Committee’s compensation philosophy is that subjective consideration of the different elements of performance is necessary to provide the flexibility to make appropriate compensation decisions without solely relying on the use of formulas or benchmarking. Consequently, the Compensation Committee believes it is in the Company’s best interest to conduct its own research regarding executive compensation, which includes a review of executive compensation at companies with similar business lines to that of the Company and a review of compensation at other entities that compete with the Company to employ executives with skills and specialties similar to those possessed by the Company’s executives.

Market Information

The Compensation Committee reviews reports on executive compensation trends issued by respected publications, and compiles compensation information through Equilar, proxy statements, compensation-related public disclosures, industry trade journals and other sources. The companies with similar lines of operating business considered in connection with the Compensation Committee’s compensation analysis include Bourbon Corp., Soldstad Farstad ASA, DO ASA, Tidewater Inc. and Hornbeck Offshore Services, Inc. The Compensation Committee does not target any particular percentile or comparative level of compensation for executive officers. It does, however, assess the general competitiveness of proposed compensation levels in relation to the compensation paid by peer companies.

Independent Compensation Consultant

Pursuant to its charter, the Compensation Committee is authorized to retain and terminate any compensation consultant, as well as any independent legal, financial or other advisors, as it deems necessary. For fiscal year 2019, the Compensation Committee elected to continue to retain Lyons Benenson as its independent compensation consultant to assist it in reviewing and making recommendations with respect to equity-based compensation awards. Lyons Benenson has acted as an independent compensation consultant to the Company since 2017 and has assisted the Compensation Committee by providing research and analyses related to peer company data and related market practices as they pertain to equity-based compensation awards.

Prior to the retention of Lyons Benenson, the Compensation Committee evaluated Lyons Benenson’s independence from management, taking into consideration all relevant factors, including the six independence factors specified in the NYSE listing rules and applicable SEC requirements. The Compensation Committee concluded that Lyons Benenson is independent and that its work for the Compensation Committee does not raise any conflicts of interest.

Elements of 2019 Compensation

Annual Base Salary

The annual base salaries paid to the Named Executive Officers reflect the experience and skill required for executing the Company’s business strategy and overseeing its day to day operations.

Annual Bonus

The Company did not pay annual cash bonuses to the named executive officers during 2019. The Compensation Committee continues to review the compensation practices employed by comparable companies in order to assist it in designing and eventually implementing an annual bonus program. Following the end of 2019, the Compensation Committee determined that it was appropriate to award cash bonuses to the Named Executive Officers after taking into consideration the following factors: (i) the individual contributions of the Named Executive Officers during 2019, including with respect to strategic initiatives, (ii) the fact that none of the Named Executive Officers have received a cash annual bonus award at any time during the Company’s history, and (iii) the need to retain the Named Executive Officers given their collective industry knowledge and historical knowledge of the Company generally. After taking these factors into account, the Compensation Committee approved the payment of cash bonuses in early 2020 as follows: $75,000, $125,000 and $50,000 for each of Mr. Gellert, Mr. Llorca and Mr. Rossmiller, respectively.

Long-term Incentives

As discussed above, during 2017, the Company adopted the 2017 Plan. The 2017 Plan authorizes the Compensation Committee to provide equity-based or other incentive-based compensation for the purpose of attracting and retaining the Company and its affiliates’ directors, employees and certain consultants, and providing those directors, employees and consultants with incentive opportunities and rewards for superior performance. The types of awards under the 2017 Plan may include stock options, stock appreciation rights, restricted stock and restricted stock units, performance awards and other stock-based awards.

With the assistance of Lyons Benenson, the Compensation Committee established an equity-based compensation program for 2017 in order to align the interests of senior employees with the Company’s long-term growth. In general, equity grants are made on dates previously established by the Compensation Committee and the Company does not time the release of non-public information for the purpose of affecting the value of equity awards.

In April 2019, the Compensation Committee approved restricted stock, PRSU and stock option awards to the Named Executive Officers. The Compensation Committee introduced PRSUs to its long-term equity program for 2020 in order to better align the Named Executive Officers’ interests with the Company’s stock price, by tying the vesting of such awards directly to stock price appreciation.

The restricted stock and stock options vest ratably over three years beginning on March 4, 2020. The PRSUs consist of five equal tranches, each of which will be earned if and when the closing price of one share of Common Stock equals or exceeds the specified stock price performance goal for such tranche for 60 consecutive trading days during the three year performance period beginning on the grant date, provided that any earned PRSUs will not vest and be settled until the third anniversary of the grant date. In order for earned PRSUs to vest and be settled, the executive must remain employed by the Company on the third anniversary of the grant date, subject to exceptions for involuntary termination events that occur prior to the vesting date. The specified stock price performance goals for each tranche are $15.61, $17.77, $20.06, $22.34 and $24.50, respectively. The Compensation Committee did not approve any other equity awards to the Named Executive Officers during 2019.

Pursuant to the applicable award agreements, the restricted stock awards and stock options vest subject to the executive’s continued employment with the Company on the applicable vesting date, subject to accelerated vested upon the executive’s death or qualified retirement or, with respect to restricted stock awards, upon termination by the Company without “cause” (including for disability). Upon any such termination, PRSUs that have been earned with respect to the stock price goal(s) will be settled on the third anniversary of the grant date, without regard to the executive’s employment with the Company as of such date.

The grant date fair value of the restricted stock, PRSU and stock option awards granted to each Named Executive Officer in 2019 is set forth in the table below:

Named Executive Officer	John Gellert	Jesús Llorca	Gregory Rossmiller
Grant Date Fair Value of Restricted Shares	$557,760	$398,400	$159,360
Grant Date Fair Value of Stock Options	$305,751	$218,394	$131,036
Grant Date Fair Value of PRSUs	$249,200	$178,000	$71,200

In determining the applicable target grant date fair value of restricted stock, PRSU and stock option awards, the Compensation Committee considered, among other factors, prior-year Company and individual performance. The stock options granted during 2019 were priced quarterly at four pre-designated dates throughout the year, beginning on the date the stock option award was approved by the Compensation Committee. The Company chose to price its 2019 stock option awards quarterly after reviewing grant practices at certain other companies, and determined that this practice helps mitigate the effects of stock price volatility. The Compensation Committee intends to continue this practice with respect to stock option awards in 2020.

Stock Ownership

Currently, the Company has no formal policy requiring employees to retain vested restricted stock or options, but it prefers that executive officers maintain ownership and considers executive ownership levels when determining compensation packages.

Clawback Policy

The award agreements applicable to the stock options and restricted stock awards granted to the Named Executive Officers in 2017, 2018 and 2019 provide that the shares of Common Stock underlying such awards are subject to any applicable clawback policy of the Company or other clawback provision(s) as may be required pursuant to any applicable law, government regulation or stock exchange listing.

Policy Against Pledging and Hedging Company Securities

The Company has adopted policies restricting hedging and pledging of Company securities by our directors, senior officers and employees.

Retirement Plans

On January 1, 2016, the Company’s eligible U.S. based employees were transferred to the “SEACOR Marine 401(k) Plan,” a new Company sponsored defined contribution plan. Effective January 1, 2019, the Company began matching the first 1.0% of an employee’s salary that the employee contributes to the SEACOR Marine 401(k) Plan and effective January 1, 2020, the Company began matching 50% of the amount that the employee contributes to the SEACOR Marine 401(k) Plan above 1% of an employees’ salary up to a maximum of 3% of such employees’ salary.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table sets forth certain compensation information for the Company’s Named Executive Officers in respect of the fiscal years ended December 31, 2019 and 2018.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	PRSU Awards(3) ($)	All Other Compensation(4) ($)	Total ($)

John Gellert	2019	450,000	75,000	557,760	305,751	249,200	1,359	1,639,070
President and Chief Executive Officer	2018	450,000	—	551,000	400,124	—	7,199	1,408,323

Jesús Llorca	2019	300,000	125,000	398,400	218,394	178,000	2,375	1,222,169
Executive Vice President and Chief Financial Officer	2018	300,000	—	396,720	250,077	—	840	947,637

Gregory Rossmiller	2019	280,000	50,000	159,360	131,036	71,200	12,583	704,179
Senior Vice President and Chief Accounting Officer	2018	280,000	28,000	110,200	279,045	—	8,500	705,745

(1)

For Mr. Llorca, the amount shown for 2018 relates the annual base salary he received from April 2, 2018. For Mr. Rossmiller, the amount shown for 2018 relates to the annual base salary he received from April 15, 2018, the date of commencement of his employment with the Company.

(2)	The amounts shown for 2019 represent cash bonuses paid in early 2020.

(3)

The dollar amount of restricted stock, stock options and PRSUs set forth in these columns reflects the aggregate grant date fair value of restricted stock, stock option and PRSU awards in accordance with the FASB ASC Topic 718 without regard to forfeitures. The grant date fair value of each PRSU award was determined based on a Monte Carlo simulation of the specified stock price performance goals for each tranche the PRSUs, volatility of the Company’s Common Stock, a risk-free rate and a performance measurement period of 3 years. Discussion of the policies and assumptions used in the calculation of the grant date fair value of the stock options granted during 2019 are set forth in Note 16 of the Consolidated Financial Statements included in the Company’s 2019 Annual Report on Form 10-K filed with the SEC on March 4, 2020. The amounts shown for 2018 under the “Bonus”, “Stock Awards” and “Option Awards” for Mr. Rossmiller include a one-time award to Mr. Rossmiller in connection with the commencement of his employment with the Company of $28,000 in cash, 5,000 shares of restricted shares of Common Stock having a grant date fair value of $110,200 and 25,000 stock options with a grant date fair value of $279,045.

(4)

For Messrs. Gellert and Llorca, for 2018, this amount includes interest earned in respect of annual bonus amounts earned but unpaid under SEACOR Holdings’ annual bonus program in accordance with the terms of such program. For Mr. Rossmiller, for 2019 and 2018 this amount includes an annual car allowance of $12,000 (prorated in 2018 from April 15, 2018, the date of commencement of his employment). For Messrs. Gellert, Llorca and Rossmiller, for 2019, this amount includes the Company’s contributions to match pre-tax effective deferral contributions under the Company’s qualified 401(k) savings plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END (2019)

The following table sets forth certain information with respect to outstanding equity awards at December 31, 2019, held by the Named Executive Officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (Exercisable) (#)	Number of Securities Underlying Unexercised Options (Unexercisable) (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units that Have Not Vested(8) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested(10) ($)

John Gellert
President and Chief Executive Officer	75,000	75,000	(1)	12.50	11/22/2027	3,016	(4)	41,591	28,000	(9)	386,120
	2,500	7,500	(2)	22.04	4/24/2028	4,022	(5)	55,463	—		—
	2,500	7,500	(2)	22.95	4/24/2028	8,144	(6)	112,306	—		—
	2,500	7,500	(2)	22.38	4/24/2028	18,750	(7)	258,563	—		—
	2,500	7,500	(2)	11.76	4/24/2028	42,000	(7)	579,180	—		—
	—	8,750	(3)	13.28	4/16/2029	—		—	—		—
	—	8,750	(3)	14.31	4/16/2029	—		—	—		—
	—	8,750	(3)	13.98	4/16/2029	—		—	—		—
	—	8,750	(3)	13.22	4/16/2029	—		—	—		—
Jesús Llorca
Executive Vice President and Chief Financial Officer	37,500	37,500	(1)	12.50	11/22/2027	704	(4)	9,708	20,000	(9)	275,800
	1,563	4,687	(2)	22.04	4/24/2028	1,005	(5)	13,859	—		—
	1,563	4,687	(2)	22.95	4/24/2028	2,413	(6)	33,275	—		—
	1,563	4,687	(2)	22.38	4/24/2028	13,500	(7)	186,165	—		—
	1,563	4,687	(2)	11.76	4/24/2028	30,000	(7)	413,700	—		—
	—	6,250	(3)	13.28	4/16/2029	—		—	—		—
	—	6,250	(3)	14.31	4/16/2029	—		—	—		—
	—	6,250	(3)	13.98	4/16/2029	—		—	—		—
	—	6,250	(3)	13.22	4/16/2029	—		—	—		—
Gregory Rossmiller
Senior Vice President and Chief Accounting Officer	6,250	18,750	(2)	22.04	4/24/2028	3,750	(7)	51,713	8,000	(9)	110,320
	—	3,750	(3)	13.28	4/16/2029	12,000	(7)	165,480	—		—
	—	3,750	(3)	14.31	4/16/2029	—		—	—		—
	—	3,750	(3)	13.98	4/16/2029	—		—	—		—
	—	3,750	(3)	13.22	4/16/2029	—		—	—		—

(1)

These options vest in equal installments on November 22 of 2020 and 2021, assuming continued employment with the Company on the applicable vesting date, subject to earlier vesting in connection with certain involuntary termination events.

(2)

These options vest in equal installments on March 4 of 2020, 2021 and 2022, assuming continued employment with the Company on the applicable vesting date, subject to earlier vesting in connection with certain involuntary termination events.

(3)

These options vest in equal installments on March 4 of 2020, 2021 and 2022, assuming continued employment with the Company on the applicable vesting date, subject to earlier vesting in connection with certain involuntary termination events.

(4)	Restricted shares of the Company’s Common Stock received by the Named Executive Officer in connection with the Spin-off. These shares vested on March 4, 2020.

(5)

Restricted shares of the Company’s Common Stock received by the Named Executive Officer in connection with the Spin-off. These shares will vest in equal installments on March 4 of 2020 and 2021, assuming continued employment with the Company on the applicable vesting date, subject to earlier vesting in connection with certain involuntary termination events.

(6)

Restricted shares of the Company’s Common Stock received by the Named Executive Officer in connection with the Spin-off. These shares will in equal installments on March 4 of 2020, 2021 and 2022, assuming continued employment with the Company on the applicable vesting date, subject to earlier vesting in connection with certain involuntary termination events.

(7)

These restricted shares vest in equal installments on March 4 of 2020, 2021 and 2022, assuming continued employment with the Company on the applicable vesting date, subject to earlier vesting in connection with certain involuntary termination events.

(8)	The amounts set forth in this column equal the number of shares of restricted stock indicated multiplied by the closing price of the Company’s Common Stock on December 31, 2019, which was $13.79.

(9)

These performance restricted stock units (“PRSUs”) consist of five equal tranches, each of which will be earned if and when the closing price of one share of Common Stock equals or exceeds the specified stock price performance goal for such tranche for 60 consecutive trading days during the three year performance period beginning on April 16, 2019, provided that any earned PRSUs will not be settled until the third anniversary of the grant date, subject to satisfaction of the service-based vesting requirements set forth in the award agreement. The specified stock price performance goals for each tranche are $15.61, $17.77, $20.06, $22.34 and $24.50, respectively. As of December 31, 2019, none of the PRSUs were earned.

(10)	The amounts set forth in this column equal the number of PRSUs indicated multiplied by the closing price of the Company’s Common Stock on December 31, 2019, which was $13.79.

EMPLOYMENT CONTRACTS/TERMINATION OF EMPLOYMENT/CHANGE OF CONTROL

In connection with a review of the Company’s executive compensation arrangements, the Compensation Committee approved new executive employment agreements for each of Messrs. Gellert, Llorca and Rossmiller (the “Executive Employment Agreements”), which agreements were executed and became effective on November 5, 2019.

The Executive Employment Agreements set forth the current base salary of each of Messrs. Gellert, Llorca and Rossmiller, and provides that each of them will have a target annual bonus opportunity equal to 100% of the executive’s base salary of $450,000, $300,000 and $280,000, respectively.

Upon a termination of employment by the Company without “Cause” or resignation by the executive for “Good Reason” (as such terms are defined in the Executive Employment Agreements) (each, a “Qualifying Termination”), each executive will be eligible to receive the following severance benefits: (i) a lump sum payment equal to a multiple of the executive’s base salary (2x for Mr. Gellert, 1.75x for Mr. Llorca and 1.5x for Mr. Rossmiller); (ii) a lump sum amount equal to the average annual cash incentive bonus paid to the executive in respect of the last three calendar years prior to the year in which the executive’s termination of employment occurred (based solely on amounts paid in respect of 2019 and beyond); (iii) a pro-rated annual bonus payable in respect of the year in which the termination occurs, based on actual achievement of the applicable performance goals, and pro-rated based on the number of days the executive was employed by the Company during the calendar year in which the termination occurs; (iv) a lump sum cash payment based on the employer portion of the monthly cost of maintaining health benefits for the executive and his eligible dependents for a period of time following the executive’s termination of employment (24 months for Mr. Gellert, 21 months for Mr. Llorca and 18 months for Mr. Rossmiller); and (v) immediate vesting of the unvested portion of certain equity awards, and an extended exercise period for the executive’s outstanding stock options.

If a Qualifying Termination occurs within two years following a “Change in Control” (as such term is defined in the Executive Employment Agreement), the executive will be eligible to receive the same benefits described above, except that the bonus amount described in subsection (ii) will be no less than the executive’s target annual bonus for the year in which the termination occurs.

The executives’ receipt of the severance benefits described above are subject to the executive’s execution and non-revocation of an effective release of claims. The Executive Employment Agreements also provide for certain non-competition, non-solicitation and non-disparagement provisions that apply following a termination of employment. These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s 401(k) savings plan, disability benefits and accrued vacation pay.

POTENTIAL PAYMENTS UPON DEATH, DISABILITY, QUALIFIED RETIREMENT, TERMINATION WITHOUT CAUSE OR IN CONNECTION WITH A CHANGE OF CONTROL

The following table sets forth the potential payments and the acceleration of stock options, restricted stock and PRSUs upon the termination of employment of the employee, or the occurrence of a “change-in-control”, in each case, as of December 31, 2019.

Name	Termination for Cause or Resignation without Good Reason(1) ($)	Termination without Cause or Resignation for Good Reason(2) ($)	Death or Qualified Retirement ($)	Disability(1) ($)	Change-in-Control(3) ($)
John Gellert President and Chief Executive Officer
Severance Payments(4)	—	924,910	—	—	924,910
Annual Incentive	—	75,000	—	—	450,000
Stock Options(5)	—	121,425	121,425	—	121,425
Restricted Stock(6)	—	1,047,102	1,047,102	—	1,047,102
PRSUs(7)	—	—	—	—	—
TOTAL	—	2,168,437	1,168,527	—	2,543,437
Jesús Llorca Executive Vice President and Chief Financial Officer
Severance Payments(4)	—	546,796	—	—	546,796
Annual Incentive	—	125,000	—	—	300,000
Stock Options(5)	—	64,640	64,640	—	64,640
Restricted Stock(6)	—	656,707	656,707	—	656,707
PRSUs(7)	—	—	—	—	—
TOTAL	—	1,393,143	721,347	—	1,568,143
Gregory Rossmiller Senior Vice President and Chief Accounting Officer
Severance Payments(4)	—	438,682	—	—	438,682
Annual Incentive	—	50,000	—	—	280,000
Stock Options(5)	—	4,050	4,050	—	4,050
Restricted Stock(6)	—	217,193	217,193	—	217,193
PRSUs(7)	—	—	—	—	—
TOTAL	—	709,925	221,243	—	939,925

(1)

Pursuant to the terms of each NEO’s employment agreement, if the NEO’s employment terminates as a result of disability or if the NEO resigns without good reason, the Company may elect to pay a certain amount of severance in exchange for the NEO agreeing not to compete for a period of six months. As this election is solely in the discretion of the Company, such payments are not included in the table above.

(2)	The Annual Incentive dollar amount in this column reflects the cash bonuses paid in early 2020.

(3)

As the Company’s equity awards, as well as each NEO’s employment, provide for double-trigger change-in-control provisions, the dollar amount in this column is based on the assumption that a change-in control occurs that is subsequently followed by an involuntary termination of the NEO.

(4)

Pursuant to the terms of each NEO’s employment agreement, the dollar amount in this column reflects the amount to paid to the NEO based on a multiple of such NEO’s annual base salary as well as the amount to be paid in respect of a certain period of health benefits.

(5)

The dollar amount in this column reflects the incremental value of vesting based on the difference between the applicable strike price and the closing price of a share of the Company’s Common Stock on December 31, 2019, which was $13.79, for unvested options that would accelerate upon the death, disability, qualified retirement or termination without “cause” of the employee, or, assuming no replacement awards were provided, upon the occurrence of a “change-in-control.” Unvested options to purchase shares of the Company’s Common Stock with strike prices greater than $13.79 were excluded.

(6)

The dollar amount in this column reflects the closing price of the Company’s Common Stock on December 31, 2019, which was $13.79, for unvested shares of the Company’s Common Stock that would accelerate upon the death, disability, qualified retirement or termination without “cause” of the employee, or, assuming no replacement awards were provided, upon the occurrence of a “change in control.” Mr. Gellert and Mr. Llorca received a portion of these awards in connection with the Spin-off as described above.

(7)

The dollar amount in this column reflects the closing price of the Company’s Common Stock on December 31, 2019, which was $13.79, for each PRSU that is earned as of such date based on the specified stock price performance goal of such tranche of PRSUs and that would accelerate upon the death, disability, qualified retirement or termination without “cause” of the employee, or, assuming no replacement awards were provided, upon the occurrence of a “change in control.” As of December 31, 2019, none of the PRSUs were earned and therefore the amount shown in the table above for all Named Executive Officers is $0.

Equity Compensation Plan Information

The following table sets forth information regarding the Company’s equity compensation plans as of December 31, 2019.

Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	913,569	$14.85	571,174
Equity compensation plans not approved by security holders	—	—	—

RELATED PARTY TRANSACTIONS

Related Party Transactions Policy

The Company has established a written policy for the review and approval or ratification of transactions with Related Parties (the “Related Party Transactions Policy”) to assist it in reviewing transactions in excess of $120,000 (“Transactions”) involving the Company and its subsidiaries and Related Parties (as defined below). Examples include, among other things, sales, purchases or transfers of real or personal property, use of property or equipment by lease or otherwise, services received or furnished, borrowing or lending (including guarantees), and employment by the Company of an immediate family member of a Related Party or a change in the material terms or conditions of employment of such an individual.

The Related Party Transactions Policy supplements the Company’s other conflict of interest policies set forth in the Company’s Corporate Governance Guidelines, its Code of Business Conduct and Ethics and its other internal procedures. A summary description of the Related Party Transactions Policy is set forth below.

For purposes of the Related Party Transactions Policy, a Related Party includes the Company’s directors, director nominees and members of management since the beginning of the Company’s last fiscal year, beneficial owners of 5.0% or more of any class of the Company’s voting securities and members of their respective Immediate Family (as defined in the Related Party Transactions Policy), as well as the Company’s affiliates, investees, trusts for the benefit of employees and other parties with which the Company may deal if one party can control or significantly influence the management or operating policies of the Company.

The Related Party Transactions Policy provides that Transactions must be approved or ratified by the Board. The Board has delegated to the Audit Committee the review and, when appropriate, approval or ratification of Transactions. Upon the presentation of a proposed Transaction, the Related Party is excused from participation and voting on the matter. In approving, ratifying or rejecting a Transaction, the Audit Committee will consider such information as it deems important to conclude if the transaction is fair and reasonable to the Company.

Whether a Related Party’s interest in a Transaction is material or not will depend on all facts and circumstances, including whether a reasonable investor would consider the Related Party’s interest in the Transaction important, together with all other available information, in deciding whether to buy, sell or hold the Company’s securities. In administering this policy, the Board or the relevant committee will be entitled (but not required) to rely upon such determinations of materiality by company management.

The following factors are taken into consideration in determining whether to approve or ratify a Transaction with a Related Party:

•	the Related Party’s interest in the Transaction;

•	the approximate dollar value of the Transaction;

•	the approximate dollar value of the amount of the Related Party’s interest in the Transaction;

•	whether the Transaction was undertaken in the ordinary course of business of the Company;

•	whether the Transaction is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	the purpose of, and the potential benefits to the Company, of the Transaction;

•	required public disclosures, if any; and

•	any other information regarding the Transaction or the Related Party in the context of the proposed related transaction that would be material to investors in light of the particular circumstances.

The following arrangements will not generally give rise to Transactions with a Related Party for purposes of the Related Party Transactions Policy given their nature, size and/or degree of significance to the Company:

•

any employment by the Company of an executive officer of the Company or any of its subsidiaries if the compensation is approved (or recommended to the Board for approval) by the Company’s Compensation Committee.

•

any compensation paid to a director if the compensation is consistent with the Company’s director compensation policies and is required to be reported in the Company’s proxy statement under Item 402 of Regulation S-K .

•

any transaction where the Related Party’s interest arises solely from the ownership of the Company’s Common Stock and all holders of the Company’s Common Stock received the same benefit on a pro rata basis (e.g. dividends).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Transactions with SEACOR Holdings

In connection with the Spin-off, the Company entered into certain agreements with SEACOR Holdings that govern the Company’s relationship with SEACOR Holdings following the Spin-off, including a Distribution Agreement, two Transition Services Agreements and a Tax Matters Agreement, among others. The summaries of each of these agreements set forth below are qualified in their entireties by reference to the full text of the applicable agreements.

Distribution Agreement

The Company entered into a distribution agreement with SEACOR Holdings in connection with the Spin-off on May 10, 2017 (the “Distribution Agreement”). The Distribution Agreement set forth the agreements between the Company and SEACOR Holdings regarding the principal transactions that were necessary to separate the Company from SEACOR Holdings as well as other agreements that govern certain aspects of the Company’s relationship with SEACOR Holdings following the Spin-off.

Removal of Guarantees and Releases from Liabilities. The Distribution Agreement provides (i) that the Company and SEACOR Holdings use commercially reasonable efforts to cause SEACOR Holdings to be released from any guarantees it has given to third parties on the Company’s behalf, including guarantees of ship construction contracts and letters of credit, (ii) for the Company’s payment to SEACOR Holdings of a 0.5% per annum fee in respect of the aggregate obligations under guarantees provided by SEACOR Holdings on the Company’s behalf that were not released prior to the Spin-off and (iii) for the indemnification of SEACOR Holdings on the Company’s behalf for payments made under any guarantees provided by SEACOR Holdings on the Company’s behalf to third parties that were not released prior to the Spin-off. The Distribution Agreement also provided for the settlement or extinguishment of certain liabilities and other obligations between the Company and SEACOR Holdings, if any. The Company paid guarantee fees to SEACOR Holdings in connection with sale-leaseback arrangements of $0.2 million during 2019, as additional leased-in equipment operating expenses. Guarantee fees paid to SEACOR Holdings for all other obligations are recognized as SEACOR Holdings guarantee fees.

Release of Claims. The Company agreed to broad releases pursuant to which the Company released SEACOR Holdings and its affiliates, successors and assigns from, and indemnify and hold harmless all such persons against and from, any claims against any of them that arise out of or relate to: (i) the management of the Company’s business and affairs on or prior to the distribution date, (ii) the terms of any agreements or other documents related to the Spin-off or (iii) any other decision made or action taken relating to the Company or the distribution.

Indemnification. The Company and SEACOR Holdings agreed to indemnify each other and each of the Company’s and SEACOR Holdings’ respective affiliates and representatives, and each of the heirs, executors, successors and assigns of such representatives against certain liabilities in connection with the Spin-off, all liabilities to the extent relating to or arising out of our or their respective business as conducted at any time, and any breach by such company of the Distribution Agreement.

Transition Services Agreements

In connection with the Spin-off, the Company and SEACOR Holdings entered into two separate transition services agreements on an interim basis to help ensure an orderly transition following the Spin-off. Other than with respect to limited services with respect to database access and other information technology, the services provided under these transition services agreements have concluded in accordance with the terms of the agreements.

Tax Matters Agreement

In connection with the Spin-off, the Company and SEACOR Holdings entered into a tax matters agreement (the “Tax Matter Agreement”) that governs the parties’ respective rights, responsibilities and obligations with respect to taxes, tax attributes, the preparation and filing of tax returns, the control of audits and other tax proceedings and assistance and cooperation in respect of tax matters with respect to U.S. federal income taxes for periods during which the Company was part of SEACOR Holdings’ consolidated tax group, after taking into account any tax sharing payments that have already been made, (i) SEACOR Holdings is required to compensate the Company, or alternatively, the Company is required to compensate SEACOR Holdings, for use of any net operating losses, net capital losses or foreign tax credits generated by the operations of the other party as calculated on a separate company basis and utilized in the consolidated tax return and (ii) the Company is required to compensate SEACOR Holdings for any taxable income attributable to the Company’s operations. Taxes relating to or arising out of the failure of the Spin-off to qualify as a tax-free transaction for U.S. federal income tax purposes will be borne by SEACOR Holdings, except, in general, if such failure is attributable to the Company’s action or inaction or SEACOR Holdings’ action or inaction, as the case may be, or any event (or series of events) involving the Company’s assets or stock or the assets or stock of SEACOR Holdings, as the case may be, in which case the resulting liability will be borne in full by the Company or SEACOR Holdings, respectively.

The Company’s obligations under the Tax Matters Agreement are not limited in amount or subject to any cap. Further, even if the Company is not responsible for tax liabilities of SEACOR Holdings and its subsidiaries under the Tax Matters Agreement, the Company nonetheless could be liable under applicable tax law for such liabilities if SEACOR Holdings were to fail to pay them. If the Company is required to pay any liabilities under the circumstances set forth in the Tax Matters Agreement or pursuant to applicable tax law, the amounts may be significant.

The Tax Matters Agreement also contains restrictions on the Company’s ability (and the ability of any member of the Company’s group) to take actions that could cause the Spin-off to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, including entering into, approving or allowing any transaction that results in a sale or other disposition of a substantial portion of the Company’s assets or stock and the liquidation or dissolution of the Company and certain of the Company’s subsidiaries. These restrictions will apply for the two-year period after the Spin-off, unless SEACOR Holdings obtains a private letter ruling from the IRS or an unqualified opinion of a nationally recognized law firm that such action will not cause the distribution to fail to qualify as a tax-free transaction for U.S. federal income tax purposes. Notwithstanding receipt of such ruling or opinion, in the event that such action causes the Spin-off to fail to qualify as a tax-free transaction for U.S. federal income tax purposes, the Company will continue to remain responsible for taxes arising therefrom.

Transactions with Carlyle

On December 1, 2015, the Company issued $175.0 million aggregate principal amount of its Convertible Notes to investment funds managed and controlled by Carlyle. Interest on the Convertible Notes is payable semi-annually on June 15 and December 15 of each year, commencing June 15, 2016. A description of the Convertible Notes is available in the Company’s 2018 and 2019 Annual Report on Form 10-K.

Pursuant to the note purchase agreement for the Convertible Notes and the Investment Agreement, the Company must use reasonable best efforts, subject to its directors’ fiduciary duties, to cause a person designated by Carlyle to be appointed as a director on the Board, if Carlyle, solely as a result of the conversion of the Convertible Notes for shares of our Common Stock, collectively owns, continues to own, or would own 10.0% or more of our outstanding shares of Common Stock. During 2017, Ferris Hussein served on the Board as the director designated by Carlyle until his resignation on April 17, 2018. Carlyle has not exercised this right subsequent to Mr. Hussein’s resignation but retains the right to appoint a Board member. Mr. Hussein has been designated by Carlyle to observe meetings of the Board pursuant to Carlyle’s observer rights under the Convertible Notes. This observation right will terminate at the time Carlyle owns less than

$50.0 million in aggregate principal amount of the Convertible Notes or a combination of the Convertible Notes and our Common Stock representing less than 5.0% of the Company’s Common Stock outstanding on a fully diluted basis, assuming the conversion of all of the Convertible Notes and Warrants to purchase Common Stock held by Carlyle.

In April 2018, the Company entered into the following transactions with Carlyle:

•

the Company exchanged $50.0 million in principal amount of the Convertible Notes for Common Stock (or warrants to purchase an equivalent number of shares of Common Stock at an exercise price of $0.01 per share) at an exchange rate of 37.73 per $1,000 principal amount of the Notes (equivalent to an exchange price of $26.50) for a total of approximately 1.9 million shares of Common Stock (the “Exchange”);

•

the Company and Carlyle amended the $125.0 million in principal amount of Convertible Notes that remains outstanding after the Exchange to (i) increase the interest rate from 3.75% per annum to 4.25% per annum and (ii) extend the maturity of the Convertible Notes by 12 months to December 1, 2023; and

•

Carlyle purchased 750,000 shares of Common Stock in a private placement whereby the Company issued an aggregate of 2,168,586 shares of Common Stock and warrants to purchase 674,164 shares of Common Stock at an exercise price of $0.01 per share in a private placement exempt from registration under the Securities Act (the “PIPE Issuance”) for aggregate consideration of $15.0 million.

Transactions with CME

Mr. Miguel, who was appointed as director at the 2019 Annual Meeting, currently serves as President and Chief Executive Officer of CME. The Company entered into the following transactions with CME in 2018 and 2019:

•	On April 26, 2018, CME purchased 325,836 shares of Common Stock and 674,164 warrants to purchase the Company’s Common Stock in the PIPE Issuance for aggregate consideration of $20.0 million;

•

The Company created a new subsidiary, SEACOR Marlin LLC (“SMLLC”) and contributed the Seacor Marlin supply vessel into SMLLC. On September 13, 2018, the Company sold 51.0% of SMLLC to MEXMAR Offshore (MI) LLC, a wholly-owned subsidiary of Mantenimiento Express Maritimo S.A.P.I. de C.V. (“MexMar”), for $8.0 million in cash. The Seacor Marlin supply vessel was pledged as collateral under the MexMar credit facility, for which the Company receives an annual collateral fee;

•

On December 20, 2018, MEXMAR Offshore International LLC (“MEXMAR Offshore”), a joint venture that is 49.0% owned by a subsidiary of the Company and 51.0% owned by a subsidiary of CME, acquired UP Offshore (Bahamas) Ltd. (“UP Offshore”). UP Offshore was acquired for nominal consideration. In connection with the acquisition, UP Offshore’s existing debt was refinanced with $95.0 million of new indebtedness composed of (i) a $70.0 million six-year debt facility provided by UP Offshore’s existing lenders that is non-recourse to the Company, CME or any of their respective subsidiaries, (ii) a $15.0 million loan from MexMar, a joint venture between CME and the Company, to fund capital expenditures on two vessels and (iii) a $10.0 million loan from MEXMAR Offshore to fund working capital requirements funded by an approximate $5.0 million capital contribution to MEXMAR Offshore by each of the Company and CME; and

•

On December 28, 2018, the Company invested $4.9 million for a 49% interest in Offshore Vessel Holdings SAPI de CV (“OVH”). The remaining 51% is owned by a subsidiary of CME. OVH invests in offshore assets and charters marine equipment. During the year ended December 31, 2019, OVH loaned $10.0 million to Operadora Productura Mexsicana, a drilling company in Mexico which owns and operates two jackup drilling rigs, chartered in three platform supply vessels from UP Offshore and purchased one fast supply vessel from the Company for $2.4 million through a seller’s finance agreement.

During 2019, the Company earned charter revenue of $5.1 million and management fees of $0.3 million from MexMar. These agreements with MexMar were negotiated at arms-length in the ordinary course of business. In accordance with the Related Transaction Policy of the Company, the Audit Committee has adopted guidelines for addressing ongoing CME-related transactions.

Transactions regarding OSV Partners

Messrs. Fabrikant, Gellert, Llorca, other members of the Company’s management and Board and other unaffiliated individuals indirectly invested in SEACOR OSV Partners I LP (“OSV Partners”) by purchasing interests from three unaffiliated limited partners of OSV Partners who wished to dispose of their interests. During 2018, OSV Partners (i) raised $7.5 million of cash: $5 million in the form of second lien debt and $2.5 million in the form of class A preferred interests; and (ii) obtained commitments from the limited partners of OSV Partners for an additional $2.5 million in the form of class A preferred interest. On December 18, 2019, the general partner of OSV Partners called these remaining commitments. As of December 31, 2019, limited liability companies controlled by management and directors of the Company had invested $1.5 million, or 3.9%, in the limited partner interests; $0.3 million, or 5.0%, in preferred interests; $0.2 million, or 3.9%, in the form of second lien debt; and $0.2 million, or 3.9%, in the class A preferred interests of OSV Partners. As of December 31, 2019, the investments of Messrs. Fabrikant, Gellert and Llorca in such limited liability companies were $0.3 million, $0.4 million and $0.2 million, respectively, representing 39.6% of such limited liability companies’ membership interests. The general partner of OSV Partners is a joint venture managed by the Company and an unaffiliated third-party. The Company owns 30.4% of the limited partner interests, 38.6% of the preferred interests, 43.0% of the second lien debt, and 43.0% in the class A preferred interest of OSV Partners. The Company agreed to abate to zero the management fees it charges to OSV Partners through December 31, 2020.

Transactions regarding Windcat Workboats

On January 25, 2019, Seabulk Overseas Transport, Inc. (“Seabulk Overseas”), a wholly-owned subsidiary of the Company, acquired a 6.25% minority interest in Windcat Workboats Holdings Ltd (“Windcat Workboats”) that it did not previously own upon the exercise of a put option by one of the two minority owners, each of whom is a member (or an affiliate of a member) of management of Windcat Workboats, pursuant to the terms of a certain Subscription and Shareholders Agreement, as amended, for consideration of £1.6 ($2.0 million). On March 15, 2019, Seabulk Overseas acquired the other 6.25% minority interest in Windcat Workboats that it did not previously own for consideration of 50,000 shares of Common Stock and €1.2 million (approximately $1.4 million) in cash. The two acquisitions resulted in Seabulk Overseas owning 100% of Windcat Workboats, a consolidated subsidiary which owns and operates the Company’s crew transfer vessel fleet, which are primarily used to move personnel and supplies in Europe’s offshore wind markets.

Transactions regarding Talos Energy

On February 17, 2020, Mr. Abendschein, was appointed to the position of Executive Vice President and Head of Operations at Talos Energy Inc. (together with its subsidiaries and affiliates, “Talos Energy”). Talos Energy is a customer of the Company and its subsidiaries, primarily with respect to the chartering of liftboats and other vessels. During the fiscal year ended 2019, the Company received approximately $3.2 million from Talos Energy from ordinary course services provided by the Company. The Company’s relationship with Talos Energy was considered by the Nominating and Corporate Governance Committee and by the Board of Directors of the Company, and each determined that this relationship did not disqualify Mr. Abendschein from satisfying the independence standards under Section 303A.02 of the NYSE Listed Company Manual and the director independence standards of the Company. In accordance with the Related Transaction Policy of the Company, the Audit Committee has adopted guidelines for addressing ongoing Talos Energy-related transactions.

Other Transactions

JMG GST LLC, an entity managed by Mr. Gellert, purchased $1,000,000, or 50,000 shares, of Common Stock in the PIPE Issuance.

PROPOSAL NO. 2 APPROVAL OF THE SEACOR MARINE HOLDINGS INC. 2020 EQUITY INCENTIVE PLAN

We currently have one active equity incentive plan, the SEACOR Marine Holdings Inc. 2017 Equity Incentive Plan (the “2017 Plan”). On April 10, 2020, the Board adopted the SEACOR Marine Holdings Inc. 2020 Equity Incentive Plan (referred to herein as the “Plan”), subject to the approval of our stockholders, in order to increase the number of shares available for equity compensation awards to key employees and other eligible individuals. If the Plan is approved by our stockholders, no future equity awards will be made pursuant to the 2017 Plan; however, all existing outstanding awards under the 2017 Plan will remain subject to the terms of the 2017 Plan. The Plan, if approved, will expire in 2030. In the event that our stockholders do not approve the Plan, it will not become effective, no awards will be granted under the Plan, and the 2017 Plan will continue in accordance with its terms as previously approved by our stockholders.

Summary of the Plan

Set forth below is a summary of the principal features of the Plan. The terms of the Plan are materially consistent with the terms of the 2017 Plan, except where otherwise noted below. This summary is qualified in its entirety by reference to the terms of the Plan, a copy of which is included in this Proxy Statement as Annex A.

Why We Believe You Should Vote for this Item

We believe our future success depends in part on our ability to attract, motivate and retain high quality employees, directors and consultants and that the ability to provide equity-based and/or incentive-based awards under the Plan is critical to achieving this success. We would be at a significant competitive disadvantage if we could not use stock-based awards to recruit and compensate these individuals. Replacing equity awards with cash would also increase cash compensation expense and use cash that would be better utilized if reinvested in our businesses or returned to our stockholders.

The use of our stock as part of our compensation program is also important to our continued success because we believe it fosters a pay-for-performance culture that is an important element of our overall compensation philosophy. Equity compensation aligns the compensation interests of our directors, employees and consultants with the investment interests of our stockholders and promotes a focus on long-term value creation because our equity compensation awards can be subject to vesting and/or performance criteria.

The Plan permits the granting of (i) stock options, including incentive stock options (or “ISOs”) entitling the optionee to favorable tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), (ii) stock appreciation rights (“SARs”), (iii) restricted stock, (iv) restricted stock units (“RSUs”), (iv) performance awards, and (v) other awards valued in whole or in part by reference to or otherwise based on our common stock (“Other Stock-Based Awards”). Each type of award is described below under “Types of Awards Under the Plan.” Each of the awards will be evidenced by an award document setting forth the applicable terms and conditions. Some of the key features of the Plan that reflect our commitment to effective management of equity and incentive compensation are set forth below in this subsection.

We believe that we have demonstrated a commitment to sound equity compensation practices in recent years. We recognize that equity compensation awards dilute shareholder equity, so we have carefully managed our equity incentive compensation. Our equity compensation practices are intended to be competitive and consistent with market practices, and we believe our historical share usage has been responsible and mindful of stockholder interests, as described above.

Equity Compensation Information

As of March 26, 2020, only 24,021 shares remained available for issuance under the 2017 Plan. If the Plan is not approved, we will be compelled to increase significantly the cash component of our employee compensation, which may not align employee compensation interests with the investment interests of our stockholders as well as the alignment provided by equity-based awards.

As of March 26, 2020, there were 461,363 restricted shares outstanding and a total of 928,569 stock options outstanding, with a weighted average exercise price of $14.349 and a weighted remaining term of

8.2 years. As of March 26, 2020 there were 240,800 performance-based stock units granted which are not considered outstanding until such time as they become probable to vest.

If the Plan is approved, 2,080,000 shares (in addition to those remaining available under the 2017 Plan as of the date of shareholder approval of the Plan) will be available for grant under the Plan. Shares that again become available for awards under the 2017 Plan pursuant to the terms of the 2017 Plan will become available for awards under the Plan. If the Plan is approved, no future awards will be granted under the 2017 Plan. Based on the closing price for our common stock on March 26, 2020 of $4.81 per share, the aggregate market value as of March 26, 2020, of the 2,080,000 new shares proposed to be issued under the Plan was $10,004,800.

Our long-term goal is to limit the annual average dilution from the Plan (which, if approved, will be our only equity incentive program available for future grants) to less than 10%. “Dilution” is measured as the total number of shares under all outstanding equity awards (i.e., share awards granted, less share award cancellations), as a percentage of the weighted average number of shares of common stock and warrants outstanding for that year. Over the past three years, our average annual dilution was 4.18%, 4.77% and 5.57% (for 2017, 2018 and 2019, respectively).

Our “burn rate” measures the number of shares under outstanding equity awards granted during a given year (disregarding cancellations), as a percentage of the weighted average number of shares of common stock and warrants outstanding for that year. It measures the potential dilutive effect of annual equity grants. Over the past three years, the burn rate was of 3.51%, 1.90% and 2.15% (for 2017, 2018 and 2019, respectively). We believe that our three-year average burn rate is within the levels recommended by shareholder advisory groups on an overall basis when taking into account our business lines in multiple industry classifications.

	(A)	(B)		(A) + (B) = (C)	(D)	(C) / (D)
Year	Options Granted	Restricted Shares Granted		Total Shares Granted	Weighted Basic Common Shares Outstanding	Burn Rate (unadjusted)
2019	230,503	275,597	(1)	506,100	23,513,925	2.15%
2018	258,491	139,885		398,376	20,926,307	1.90%
2017	613,700	4,000		617,700	17,601,244	3.51%

(1)	Excludes 91,600 performance-based stock units that were granted in 2019 but for purposes of this calculation are not considered outstanding until such time as they become probable to vest.

If the Plan is approved, we intend to utilize the shares authorized under the Plan to continue our practice of incentivizing key individuals through annual equity grants. Based on our current projections, we anticipate that the shares requested under the Plan will last for approximately two years.

Plan Highlights

Double-Trigger Vesting. The Plan contains a so-called “double-trigger” vesting provision, which generally provides that awards will not be accelerated upon a change of control of the Company if (i) an acquiror replaces or substitutes outstanding awards in accordance with the requirements of the Plan and (ii) a participant holding the replacement or substitute award is not involuntarily terminated within two years following the change of control.

Independent Plan Administrator. The Compensation Committee, which is composed of independent directors, administers the Plan, and retains full discretion to determine the number and amount of awards to be granted under the Plan, subject to the terms of the Plan.

Reasonable Plan Limits. Subject to adjustment as described in the Plan, total awards under the Plan are limited to 2,080,000 shares of our common stock, plus any shares remaining available for issuance under the 2017 Plan as of the date of stockholder approval of the Plan and any shares that are again available for issuance under the Plan or the 2017 in accordance with the terms of the applicable plan. These shares may be shares of original issuance or treasury shares or a combination of the foregoing.

The Plan also provides that, subject to adjustment as described in the Plan:

•	no participant will be granted awards (including stock options and SARs) under the Plan for more than 624,000 shares of common stock in respect of any one fiscal year; and

•	no non-employee member of the Board will be granted awards (including stock options and SARs) under the Plan for more than 217,400 shares of common stock in respect of any one fiscal year.

Stockholder Approval of Material Amendments. The Plan requires us to seek stockholder approval for any material amendments to the Plan, such as materially increasing benefits accrued to participants and materially increasing the number of shares available.

Prohibition on the Repricing of Options and SARs. The Plan prohibits the repricing of outstanding stock options or SARs without stockholder approval (outside of certain corporate transactions or adjustment events described in the Plan). We have never repriced underwater stock options or SARs.

No Transfers of Awards for Value. The Plan requires that no awards granted under the Plan may be transferred for value, subject to exceptions for certain familial transfers.

No Discounted Stock Options or SARs. The Plan requires that the exercise price for newly-issued stock options or SARs be at least 100% of the per share “fair market value” (as defined in the Plan) on the date of grant.

Prohibition of Dividends or Dividend Equivalents on Unvested Awards. The Plan prohibits the current payment of dividends or dividend equivalents with respect to shares underlying awards prior to the date on which the award has vested. Any such dividends or dividend equivalents will be deferred until and contingent upon the vesting of the underlying award.

Prohibition on Liberal Share Counting. The Plan does not permit adding back to the shares of common stock available for issuance under the Plan shares that were tendered or withheld to pay the exercise price of stock options or other awards or to cover withholding obligations. Any shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using option proceeds or otherwise, will not be made available for grants of awards under the Plan and will not increase the number of Shares available for future grant under the Plan.

Purpose

The Plan authorizes the Compensation Committee, or another committee designated by the Board and made up of two or more non-employee directors (as applicable, the “Committee”), to provide equity-based or other incentive-based compensation for the purpose of attracting and retaining directors, employees and certain consultants and providing our directors, employees and such consultants incentives and rewards for superior performance.

Shares Subject to the Plan

The Board has authorized the issuance of 2,080,000 new shares of our common stock in connection with awards pursuant to the Plan. In addition, any shares remaining available for issuance under the 2017 Plan as of the date of stockholder approval of the Plan and any shares that are again available for issuance under the 2017 Plan and the Plan will be available for issuance in connection with awards pursuant to the Plan. No more than 2,000,000 of the total number of shares available for issuance under the Plan may be issued upon the exercise of ISOs. The number of shares with respect to awards (including options and SARs) that may be granted under the Plan to any individual participant in respect of a single fiscal year may not exceed 624,000 shares, and the number of shares with respect to awards (including options and SARs) that may be granted under the Plan to any individual non-employee member of the Board may not exceed 217,400 shares, each as subject to potential adjustment as described in the Plan.

Any shares of our common stock covered by an award granted under the Plan, which for any reason is canceled, forfeited or expires or, in the case of an award other than a stock option, is settled in cash, will again be available for awards under the Plan. However, (i) shares not issued or delivered as a result of the net settlement of an outstanding stock option or SAR and (ii) shares used to pay the exercise price or withholding taxes related to an outstanding award may not again be made available for delivery to participants under the Plan.

Subject to the Plan’s share counting rules, common stock covered by awards granted under the Plan will not be counted as used unless and until the shares are actually issued or transferred. However, common stock issued or transferred under awards granted under the Plan in substitution for or conversion of, or in connection with an assumption of, stock options, SARs, restricted stock, RSUs or other stock or stock-based awards held by awardees of an entity engaging in a corporate acquisition or merger transaction with us or any of our subsidiaries will not count against (or be added back to) the aggregate share limit or other Plan limits described above. Additionally, shares available under certain plans that we or our subsidiaries may assume in connection with corporate transactions from another entity may be available for certain awards under the Plan, under circumstances further described in the Plan, but will not count against the aggregate share limit or other Plan limits described above. The various limits described above are subject to potential adjustment as described in the Plan.

Plan Administration

The Plan is administered by the Committee. The Committee generally may select eligible employees to whom awards are granted, determine the types of awards to be granted and the number of shares covered by awards and set the terms and conditions of awards. The Committee’s determinations and interpretations under the Plan will be binding on all interested parties. The Committee may delegate to a subcommittee or to officers certain authority with respect to the granting of awards other than awards to certain officers and directors as specified in the Plan.

Eligibility

Awards may be made by the Committee to any of our employees or certain qualifying consultants, or to employees or certain qualifying consultants of our affiliates, or non-employee directors who are members of the Board or the board of directors of our affiliates; provided that ISOs may only be granted to our employees or employees of our affiliates. Currently, there are 1,566 individuals whom we believe would be eligible to participate in the Plan subject to any necessary approvals by the Committee, consisting of seven officers, 1,553 employees, and six non-employee directors.

No Repricing Without Shareholder Approval

Except in connection with a corporate transaction or other adjustment event described in the Plan, repricing of underwater options and SARs is prohibited without stockholder approval under the Plan.

Types of Awards Under the Plan

Stock Options. Option rights may be granted that entitle the optionee to purchase shares of our common stock at a price not less than (except with respect to Substitute Awards described below) fair market value at the date of grant, and may be ISOs, nonqualified stock options, or combinations of the two. Stock options granted under the Plan will be subject to such terms and conditions, including exercise price and conditions and timing of exercise, as may be determined by the Committee and specified in the applicable award agreement. Payment in respect of the exercise of an option granted under the Plan may be made (i) in cash or its equivalent, or (ii) in the discretion of the Committee, by exchanging shares owned by the optionee (which are not the subject of any pledge or other security interest and which have been owned by such optionee for at least six months), or (iii) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, either through delivery of irrevocable instructions to a broker to sell the shares being acquired upon exercise of the option and to deliver promptly to us an amount equal to the aggregate exercise price or (iv) in the discretion of the Committee and subject to any conditions or limitations established by the Committee, by having us withhold from shares otherwise deliverable an amount equal to the aggregate option exercise price, or (v) by a combination of the foregoing, or (vi) by such other methods as may be approved by the Committee, provided that the combined value of all cash and cash equivalents and the fair market value of such shares so tendered to us or withheld as of the date of such tender or withholding is at least equal to the aggregate exercise price of the option. No stock option may be exercisable more than 10 years from the date of grant.

Stock Appreciation Rights. SARs granted under the Plan will be subject to such terms and conditions, including grant price and the conditions and limitations applicable to exercise thereof, as may be determined by the Committee and specified in the applicable award agreement. SARs may be granted in tandem with another award, in addition to another award, or freestanding and unrelated to another award. A SAR will entitle the participant to receive an amount equal to the excess of the fair market value of a share on the date of exercise of the SAR over the grant price thereof (which may not be (except with respect to Substitute Awards described below) less than fair market value on the date of grant). The Committee, in its sole discretion, will determine whether a SAR will be settled in cash, shares or a combination of cash and shares. No SAR may be exercisable more than 10 years from the date of grant. At the discretion of the Committee, SARs may, but need not be, intended to qualify as performance-based compensation

Restricted Stock and Restricted Stock Units. Restricted stock and RSUs granted under the Plan will be subject to such terms and conditions, including the duration of the period during which, and the conditions, if any, under which, the restricted stock and restricted stock units may be forfeited to us, as may be determined by the Committee in its sole discretion. Each RSU will have a value equal to the fair market value of a share of our common stock. RSUs will be paid in cash, shares, other securities or other property, as determined by the Committee in its sole discretion, upon or after the lapse of the restrictions applicable thereto or otherwise in accordance with the applicable award agreement. Dividends paid on any Restricted Stock or dividend equivalents paid on any RSUs will be paid directly to the participant, withheld by us subject to vesting of the Restricted Stock or RSUs under the terms of the applicable award agreement, or may be reinvested in additional Restricted Stock or in additional RSUs, as determined by the Committee in its sole discretion.

Performance Awards. Performance awards granted under the Plan will consist of a right which is (i) denominated in cash or shares, (ii) valued, as determined by the Committee, in accordance with the achievement of such performance goals during such performance periods as the Committee will establish, and (iii) payable at such time and in such form as the Committee will determine. Subject to the terms of the Plan and any applicable award agreement, the Committee will determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award and the amount and kind of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum or in installments following the close of the performance period (as set forth in the applicable award agreement) or, in accordance with procedures established by the Committee, on a deferred basis. The Committee may require or permit the deferral of the receipt of performance awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

Other Stock-Based Awards. In addition to the foregoing types of awards, the Committee will have authority to grant to participants an “other stock-based award” (as defined in the Plan), which will consist of any right which is (i) not a stock option, SAR, restricted stock or RSU or performance award and (ii) an award of shares or an award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, shares of our common stock (including, without limitation, securities convertible into shares of our common stock), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable award agreement, the Committee will determine the terms and conditions of any such other stock-based award, including the price, if any, at which securities may be purchased pursuant to any other stock-based award granted under the Plan.

Dividend Equivalents. In the sole discretion of the Committee, an award (other than options or SARs), whether made as another stock-based award or as any other type of award issuable under the Plan, may provide the participant with the right to receive dividends or dividend equivalents, payable in cash, shares, other securities or other property and on a current or deferred basis. However, for awards with respect to which any applicable performance criteria or goals have not been achieved, dividends and dividend equivalents may be paid only on a deferred basis, to the extent the underlying award vests.

Performance Criteria

The Plan allows the Committee to establish measurable “Performance Criteria” for purposes of any award under the Plan that are intended to be performance-based. The Performance Criteria that will be used to establish such performance goal(s) may be based on one or more, or a combination of, the following: (i) return on net assets; (ii) pretax income before allocation of corporate overhead and bonus; (iii) budget; (iv) net income; (v) division, group or corporate financial goals; (vi) return on stockholders’ equity; (vii) return on assets; (viii) return on capital; (ix) revenue; (x) profit margin; (xi) earnings per Share; (xii) net earnings; (xiii) operating earnings; (xiv) free cash flow; (xv) attainment of strategic and operational initiatives; (xvi) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; (xvii) market share; (xviii) gross profits; (xix) earnings before interest and taxes; (xx) earnings before interest, taxes, depreciation and amortization; (xxi) operating expenses; (xxii) capital expenses; (xxiii) enterprise value; (xxiv) equity market capitalization; (xxv) sales; (xxvi) net sales; (xxvii) market share; (xxviii) economic value-added models and comparisons with various stock market indices; or (xxix) reductions in costs.

Amendments

The Board may amend the Plan from time to time without further approval by our stockholders, except where (i) the amendment would materially increase the benefits accruing to participants under the Plan, (ii) the amendment would materially increase the number of securities which may be issued under the Plan, or (iii) stockholder approval is required by applicable law or securities exchange rules and regulations, and provided that no such action that would adversely affect the rights of any participant with respect to awards previously granted under the Plan will be effective without the participant’s consent.

Transferability

Each award, and each right under any award, will be exercisable only by the participant during the participant’s lifetime, or, if permissible under applicable law, by the participant’s guardian or legal representative, and no award may be sold, assigned, pledged, attached, alienated or otherwise transferred or encumbered by a participant, other than by will or by the laws of descent and distribution, and any such purported sale, assignment, pledge, attachment, alienation, transfer or encumbrance will be void and unenforceable against us or any affiliate; provided that the designation of a beneficiary will not constitute a sale, assignment, pledge, attachment, alienation, transfer or encumbrance. In no event will any award granted under the Plan be transferred for value. However, the Committee may permit the transferability of an award under the Plan by a participant to certain members of the participant’s immediate family or trusts for the benefit of such persons or other entities owned by such persons.

Adjustments

The number and kind of shares covered by outstanding awards and available for issuance or transfer (and Plan limits) under the Plan and, if applicable, the prices per share applicable thereto, are subject to adjustment in the event of dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of shares or other securities of ours, issuance of warrants or other rights to purchase our shares or other securities, or other corporate transaction or event. In the event of any such transaction, the Committee may, in its discretion, adjust to prevent dilution or enlargement of benefits (i) the number of our shares or other securities (or number and kind of other securities or property) with respect to which awards may be granted, (ii) the number of our shares or other securities of (or number and kind of other securities or property) subject to outstanding awards, and (iii) the grant or exercise price with respect to any award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding award in consideration for the cancellation of such award, which, in the case of options and SARs will equal the excess, if any, of the fair market value of the shares subject to such options or

SARs over the aggregate exercise price or grant price of such options or SARs. However, such adjustment to the Plan limits will be made only if and to the extent that such adjustment would not cause any ISO to fail to so qualify.

Change of Control

Unless a Replacement Award (as defined in the Plan) is provided to the participant, in the event of a Change of Control (as defined in the Plan), unless otherwise (i) determined by the Committee at the date of grant, (ii) set forth in the applicable award agreement, or (iii) provided in an individual severance or employment agreement to which a participant is a party, each then-outstanding option and SAR will become fully vested and exercisable and the restrictions applicable to each outstanding restricted stock award, restricted stock unit award, performance award or other stock-based award will lapse and the award will be fully vested (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting).

With respect to a Replacement Award, upon the Involuntary Termination (as defined in the Plan) of a participant holding such Replacement Award during the period of two years after a Change of Control, (a) all Replacement Awards held by the participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (b) all options and SARs held by the participant immediately before such termination of employment that the participant also held as of the date of the Change of Control or that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such option or SAR, whichever period is shorter (subject to any longer period of exercisability that may be provided in the applicable award agreement).

Withholding Taxes

A participant may be required to pay to us, and, subject to Section 409A of the Code, we will have the right and are authorized to withhold from any award, from any payment due or transfer made under any award or under the Plan or from any compensation or other amount owing to a participant the amount (in cash, shares, other securities, other awards or other property) of any applicable withholding taxes in respect of an award, its exercise, or any payment or transfer under an award or under the Plan and to take such other action as may be necessary in our opinion to satisfy all obligations for the payment of such taxes. In the discretion of the Committee and subject to such rules as the Committee may adopt, a participant may satisfy, in whole or in part, the withholding liability by delivery of shares owned by the participant (which are not subject to any pledge or other security interest and which have been owned by the participant for at least six months) with a fair market value equal to such withholding liability or by having us withhold from the number of shares otherwise issuable upon the occurrence of a vesting event a number of shares with a fair market value equal to such withholding liability.

Detrimental Activity and Recapture Provisions

Any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment of any gain related to an award, or other provisions intended to have a similar effect, upon terms and conditions determined by the Committee, if a participant, either during (i) his or her employment or other service with us or an affiliate or (ii) within a specific period after termination of employment or service, engages in any “detrimental activity” (as defined in such award agreement). In addition, any award agreement may provide for the cancellation or forfeiture of an award or the forfeiture and repayment to us of any gain related to an award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time or under Section 10D of the Securities Exchange Act of 1934, as amended, or the rules of any national securities exchange or national securities association on which our common stock is traded.

Termination

No grant will be made under the Plan more than 10 years after April 10, 2020 (the date on which the Plan was approved by the Board), but all grants made on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

Federal Income Tax Consequences Relating to Awards

The following is a brief summary of some of the federal income tax consequences of certain transactions under the Plan based on federal income tax laws in effect on the date hereof. This summary, which is presented for the information of stockholders considering how to vote on this proposal and not for Plan participants, is not intended to be complete and does not describe federal taxes other than income taxes (such as Medicare and Social Security taxes), or state, local or foreign tax consequences. The following is not to be considered as tax advice to any persons who may be participants in the Plan, and any such persons are advised to consult with their own tax counsel.

Tax Consequences to Participants

Non-qualified Stock Options. In general, (i) no income will be recognized by an optionee at the time a non-qualified stock option is granted; (ii) at the time of exercise of a non-qualified stock option, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares, if unrestricted, on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a non-qualified stock option, appreciation (or depreciation) in value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss), depending on how long the shares have been held.

Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an ISO. The exercise of an ISO, however, may result in alternative minimum tax liability. If shares of our common stock are issued to the optionee pursuant to the exercise of an ISO, and if no disqualifying disposition of such shares is made by such optionee within two years after the date of grant or within one year after the transfer of such shares to the optionee, then upon sale of such shares, any amount realized in excess of the option price will be taxed to the optionee as a long-term capital gain and any loss sustained will be a long-term capital loss.

If shares of our common stock acquired upon the exercise of an ISO are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at the time of exercise (or, if less, the amount realized on the disposition of such shares if a sale or exchange) over the option price paid for such shares. Any further gain (or loss) realized by the participant generally will be taxed as short-term or long-term capital gain (or loss), depending on the holding period.

Stock Appreciation Rights. No income will be recognized by a participant in connection with the grant of a tandem SAR or a free-standing SAR. When the SAR is exercised, the participant normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received on the exercise.

Restricted Stock. The recipient of restricted stock generally will be subject to tax at ordinary income rates on the fair market value of the restricted stock (reduced by any amount paid by the participant for such restricted stock) at such time as the shares are no longer subject to forfeiture or restrictions on transfer for purposes of Section 83 of the Code (“Restrictions”). However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of such shares (determined without regard to the Restrictions) over the purchase price, if any, of such restricted stock. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock that is subject to the Restrictions generally will be treated as compensation that is taxable as ordinary income to the participant.

Restricted Stock Units. No income generally will be recognized upon the award of RSUs. The recipient of an RSU award generally will be subject to tax at ordinary income rates on the fair market value of unrestricted shares of our common stock on the date that such shares are transferred to the participant under the award (reduced by any amount paid by the participant for such RSUs), and the capital gains/loss holding period for such shares will also commence on such date.

Performance Awards. No income generally will be recognized upon the grant of performance awards. Upon payment in respect of the earn-out of performance awards, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any unrestricted shares of our common stock received.

Tax Consequences to Us or Our Subsidiaries

To the extent that a participant recognizes ordinary income in the circumstances described above, we or the subsidiary for which the participant performs services will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code.

Compliance with Section 409A of the Code

To the extent applicable, it is intended that the Plan and any grants made thereunder comply with the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the participants. The Plan and any grants made under the Plan will be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

Registration with the SEC

We intend to file a Registration Statement on Form S-8 relating to the issuance of shares of our common stock under the Plan with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, as soon as is practicable after approval of the Plan by our stockholders.

New Plan Benefits

Because awards to be granted in the future under the Plan are at the discretion of the Committee, it is not possible to determine the benefits or the amounts to be received (or that would have been received had the Plan been in effect for the last fiscal year) under the Plan by our directors, officers or employees.

Vote Required

The affirmative vote of a majority in voting power of our common stock represented in person or by proxy and entitled to vote is required for the approval of the SEACOR Marine Holdings Inc. 2020 Equity Incentive Plan.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL

OF THE SEACOR MARINE HOLDINGS INC. 2020 EQUITY INCENTIVE PLAN.

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board recommends that stockholders ratify the appointment of Grant Thornton LLP (“Grant Thornton”), independent registered public accounting firm to audit the accounts of the Company and its subsidiaries for the fiscal year ending December 31, 2020. The appointment of Grant Thornton was recommended to the Board by its Audit Committee.

Grant Thornton has been the Company’s independent registered public accounting firm since June 12, 2017 and the Audit Committee believes that the continued retention of Grant Thornton as the Company’s independent registered public accounting firm is in the best interest of the Company and its stockholders.

Representatives of Grant Thornton will be virtually present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to stockholder questions after the conclusion of the Annual Meeting.

The affirmative vote of the holders of a majority in voting power of the Common Stock represented virtually or by proxy at the Annual Meeting is required to ratify the appointment of Grant Thornton.

Independent Registered Public Accounting Firm Fee Information

Fees for professional services provided by Grant Thornton LLP for the years ended December 31 were as follows:

	2019	2018

Audit Fees	$1,082,099	$1,284,834
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$1,082,099	$1,284,834

Fees for professional services provided by Ernst & Young for the years ended December 31 were as follows:

	2019	2018

Audit Fees	$95,000	$49,458
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$95,000	$49,458

Audit Fees represent fees for professional services provided in connection with the audit of the Company’s financial statements, review of the Company’s quarterly financial statements, and services provided in connection with other statutory or regulatory filings. Audit-Related Fees represent fees for professional services provided in consulting on interpretations and application of FASB pronouncements and SEC regulations. Tax Fees represent fees for services in connection with the preparation and filing of tax returns in jurisdictions outside the United States. All Other Fees primarily include labor law certification services provided to the Company’s foreign subsidiaries in accordance with local requirements.

The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accountants. All of the services described in the foregoing table were approved in conformity with the Audit Committee’s pre-approval process.

Pre-approval Policy for Services of Independent Registered Public Accounting Firm. The Audit Committee’s policy is to pre-approve all audit services, audit-related services and other services permitted by law provided by the independent registered public accounting firm. In accordance with that policy, the Audit Committee annually reviews and approves a list of specific services and categories of services, including audit, audit related, tax, and other permitted services, for the current or upcoming fiscal year, subject to specified terms and cost levels. Any service not included in the approved list of services or any modification to previously approved services, including changes in fees, must be specifically pre-approved by the Audit Committee. Where proposed additions or modifications relate to tax and all other non-audit services to be provided by the independent registered public accounting firm, the Audit Committee may delegate the responsibility of pre-approval to the Chair of the Audit Committee. To ensure prompt handling of unforeseeable or unexpected matters that arise between Audit Committee meetings, the Audit Committee has delegated authority to its Chair, and/or to such other members of the Audit Committee that the Chair may designate, to review and if appropriate approve in advance, any request by the independent registered public accounting firm to provide tax and/or all other non-audit services.

THE BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Committee Report

In connection with the Company’s consolidated financial statements for the year ended December 31, 2019, the Audit Committee has:

•	reviewed and discussed the audited financial statements with the Company’s management;

•

discussed with the Company’s independent registered public accounting firm, Grant Thornton LLP, the matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees; and

•

received the written disclosures and the letter from Grant Thornton LLP as required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and the Audit Committee discussed with Grant Thornton LLP that firm’s independence.

Based on the review and discussions with the Company’s management and the independent registered public accounting firm, as set forth above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s 2019 Annual Report, for filing with the SEC.

The foregoing report is respectfully submitted by the members of the Audit Committee at the time of the recommendation.

Andrew R. Morse

R. Christopher Regan

Julie Persily

The foregoing report shall not be deemed incorporated by reference by any general statement or reference to this Proxy Statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”) or under the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under those Acts.

OTHER MATTERS

Other Actions at the Annual Meeting

The Board does not intend to present any other matter at the Annual Meeting. The Board has not been informed that any other person intends to present any other matter for action at the Annual Meeting. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote the proxies in accordance with their best judgment.

ANNUAL REPORT

A copy of the Company’s 2019 Annual Report, accompanies this Proxy Statement and should be read in conjunction herewith.

STOCKHOLDER NOMINATION OF DIRECTORS

The By-Laws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board or a committee thereof) of candidates for election as directors (the “Nomination Procedure”). Only persons who are nominated by the Board, a committee appointed by the Board, or by a stockholder who has complied with the nomination procedures set forth in the By-Laws and provided timely written notice to the Secretary of the Company prior to the meeting at which directors are to be elected, are eligible for election as directors of the Company. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Secretary of the Company at the Company’s principal executive offices not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s annual meeting of stockholders (or if there was no such prior annual meeting, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the one hundred twentieth (120th) day prior to the date which represents the second Tuesday in May of the current year); provided, however, that in the event that the date of the annual meeting is more than twenty-five (25) days before or after such anniversary date, then, to be considered timely, notice by the stockholders must be received not later than the close of business on the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Company. The notice must contain (A) as to each person whom the stockholder proposes to nominate for election as a director (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Exchange Act and (ii) such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (B) as to any other business that the stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be transacted, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration and, in the event that such business includes a proposal to amend the By-Laws, the language of the proposed amendment), (iii) the reasons for conducting such business at the meeting and (iv) any material interest of such stockholder in such business; and (C) as to the stockholder giving the notice on whose behalf the nomination or proposal is made (i) the name and address, as they appear on the Company’s most recent stockholder lists, of the stockholder proposing such proposal, (ii) the class and number of shares of capital stock of the Company which are beneficially owned by the stockholder, (iii) a description of any agreement, arrangement or understanding with respect to the nomination or other proposal between or among such stockholder, any affiliate or associate, and any others acting in concert with any of the foregoing, (iv) a description of any agreement, arrangement or understanding (including any derivative or short positions, profit interests, options, warrants, stock appreciation or similar rights, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the stockholder’s notice by, or on behalf of, such stockholder, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of, such stockholder, with respect to shares of stock of the Company, (v) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear virtually or by proxy at the meeting to propose such business or nomination, and (vi) a representation whether the stockholder intends or is part of a group which intends (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company’s outstanding capital stock required to approve or adopt the proposal or elect the nominee or (b) otherwise to solicit proxies from stockholders in support of such proposal or nomination. Any stockholder who desires to propose any matter at an annual meeting of stockholders shall, in addition to the aforementioned requirements described in clauses (A) through (C), comply in all material respects with the content and procedural requirements of Rule 14a-8 of Regulation 14A under the Exchange Act, irrespective of whether the Company is then subject to such rule or said act. The presiding officer of the meeting may refuse to acknowledge nomination of any person not made in compliance with the Nomination Procedure.

Although the By-Laws do not empower the Board with the right to approve or disapprove of stockholder nominations for the election of directors or any other business properly brought by the Company’s stockholders at any annual or special meeting, the foregoing Nomination Procedure may nevertheless have the effect of (i) precluding a nomination for the election of directors or precluding the transaction of business at a particular meeting if the proper procedures are not followed, or (ii) deterring a third party from conducting a solicitation of proxies or contest to elect his or its own slate of director nominees or otherwise attempting to obtain control of the Company.

STOCKHOLDER PROPOSALS FOR THE 2021 ANNUAL MEETING

Proposals that stockholders believe should be voted upon at the Company’s Annual Meeting may be eligible for inclusion in the Company’s Proxy Statement. In accordance with the provisions of Rule 14a-8 under the Exchange Act, Stockholder proposals for the 2021 Annual Meeting of Stockholders must be received by the Company on or before December 23, 2020, to be eligible for inclusion in the proxy statement and proxy card relating to the 2021 Annual Meeting of Stockholders, unless the Company determines to hold the meeting more than 30 days before or after the anniversary of the 2020 meeting. Under those circumstances, the Company will issue a public announcement as soon as it determines the meeting date and stockholder proposals will need to be submitted a reasonable time before the Company expects to print the proxy. Any such proposals should be sent via registered, certified or express mail to: Corporate Secretary, SEACOR Marine Holdings Inc., 12121 Wickchester Lane, Suite 500, Houston, Texas 77079.

As a separate and distinct matter from proposals under Rule 14a-8, in accordance with Article I, Section 3 of the By-Laws of the Company, in order for business to be properly brought before the next annual meeting by a stockholder, such stockholder must deliver to the Company timely notice thereof. To be timely, a stockholder’s notice must be delivered or mailed to and received by the Corporate Secretary at the principal executive offices of the Company, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the close of business on the one hundred twentieth (120th) day prior to the first anniversary date of the previous year’s annual meeting (or if there was no such prior annual meeting, not earlier than the close of business on the one hundred fiftieth (150th) day nor later than the one hundred twentieth (120th) day prior to the date which represents the second Tuesday in May of the current year); provided, however, that in the event that the date of the annual meeting is more than twenty-five (25) days before or after such anniversary date, then, to be considered timely, notice by the stockholders must be received not later than the close of business on the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Company. In no event shall the public announcement of an adjournment or postponement of an annual meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

The SEC permits a single set of annual reports and proxy statements to be sent to any household at which two or more stockholders reside if they appear to be members of the same family. Each stockholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information stockholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding.

As a result, if a stockholder holds shares through a broker and resides at an address at which two or more stockholders reside, that stockholder will likely be receiving only one annual report and proxy statement unless any stockholder at that address has given the broker contrary instructions. However, if any such stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, or if any such stockholder that elected to continue to receive separate annual reports or proxy statements wishes to receive a single annual report or proxy statement in the future, that stockholder should contact their broker or send a request to the Secretary at the Company’s principal executive offices. The Company will deliver, promptly upon written or oral request to the Secretary, a separate copy of the 2019 Annual Report and this Proxy Statement to a stockholder at a shared address to which a single copy of the documents was delivered.

For the Board of Directors,

Andrew H. Everett II

Senior Vice President

General Counsel and Secretary

IMPORTANT VOTING INFORMATION

Your broker is not permitted to vote on your behalf on the election of directors and other matters to be considered at the Annual Meeting (except on ratification of the selection of Grant Thornton LLP as auditors for 2020), unless you provide specific instructions by completing and returning the Voting Instruction Form. For your vote to be counted, you now must communicate your voting decisions to your broker, bank or other financial institution before the date of the Annual Meeting.

Your Participation in Voting the Shares You Own is Important

Voting your shares is important to ensure that you have a say in the governance of your company and to fulfill the objectives of the majority voting standard that we apply in the election of directors. Please review the proxy materials and follow the instructions on the proxy card or Voting Instruction Form to vote your shares. We hope you will exercise your rights and fully participate as a stockholder in our Company’s future.

More Information is Available

If you have any questions about the proxy voting process, please contact the broker, bank or other financial institution where you hold your shares. The SEC also has a website (www.sec.gov/spotlight/proxymatters.shtml) with more information about your rights as a stockholder. Additionally, you may contact our Investor Relations Department at InvestorRelations@seacormarine.com.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF

PROXY MATERIALS FOR THE ANNUAL MEETING OF

STOCKHOLDERS TO BE HELD ON JUNE 9, 2020

This Proxy Statement and the 2019 Annual Report are available at

https://ir.seacormarine.com/financial-information/annual-reports-and-proxy-statements

ANNEX A

PROPOSED SEACOR MARINE HOLDINGS INC. 2020 EQUITY INCENTIVE PLAN

SEACOR MARINE HOLDINGS INC.

2020 EQUITY INCENTIVE PLAN

Section 1. Purpose. The purposes of this SEACOR Marine Holdings Inc. 2020 Equity Incentive Plan (as it may be amended from time to time, the “Plan”) are to promote the interests of SEACOR Marine Holdings Inc. and its stockholders by (a) attracting and retaining employees and directors of, and certain consultants to, the Company and its Affiliates; (b) motivating such individuals by means of performance-related incentives to achieve longer-range performance goals; and/or (c) enabling such individuals to participate in the long-term growth and financial success of the Company.

Section 2. Definitions. As used in the Plan, the following terms shall have the respective meanings set forth below:

“2017 Plan” shall mean the Company’s 2017 Equity Incentive Plan.

“Affiliate” shall mean any entity (i) that, directly or indirectly, is controlled by, controls or is under common control with, the Company or (ii) in which the Company has a significant equity interest, in either case as determined by the Committee.

“Award” shall mean any Option, Stock Appreciation Right, Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award made or granted from time to time hereunder.

“Award Agreement” shall mean any written agreement, contract, or other instrument or document evidencing any Award, which may, but need not, be executed or acknowledged by a Participant. An Award Agreement may be in an electronic medium, may be limited to notation on the books and records of the Company and, unless otherwise determined by the Committee, need not be signed by a representative of the Company.

“Board” shall mean the Board of Directors of the Company.

“Cause” as a reason for a Participant’s termination of employment or service shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a subsidiary of the Company. If the Participant is not a party to an employment, severance or similar agreement with the Company or a subsidiary of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Cause” shall mean (i) the intentional engagement in any acts or omissions constituting dishonesty, breach of a fiduciary obligation, wrongdoing or misfeasance, in each case, in connection with a Participant’s duties or otherwise during the course of a Participant’s employment or service with the Company or an Affiliate; (ii) the commission of a felony, including, but not limited to, any felony involving fraud, embezzlement, moral turpitude or theft; (iii) the intentional and wrongful damaging of property, contractual interests or business relationships of the Company or an Affiliate; (iv) the intentional and wrongful disclosure of secret processes or confidential information of the Company or an Affiliate in violation of an agreement with or a policy of the Company or an Affiliate; (v) the continued failure to substantially perform the Participant’s duties for the Company or an Affiliate; (vi) current alcohol or prescription drug abuse affecting work performance; (vii) current illegal use of drugs; or (viii) any intentional conduct contrary to the Company’s or an Affiliate’s written policies or practices.

“Change of Control” shall mean the occurrence of any of the following events:

(a) a change of control of the direction and administration of the Company’s business of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act;

(b) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding Shares entitled to vote generally in the election of members of the Board (the “Voting Power”) at such time; provided that the following acquisitions shall not constitute a Change of Control: (i) any such acquisition directly from the Company; (ii) any such acquisition by the Company; or (iii) any such acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries;

(c) during any period of two consecutive years, the individuals who at the beginning of such period constitute the Board or any individuals who would be Continuing Directors cease for any reason to constitute at least a majority thereof;

(d) the Shares shall cease to be publicly traded (other than solely as a result of the Shares becoming de-listed from the applicable principal national securities exchange upon which the Shares are traded or quoted);

(e) the Board shall approve a sale of all or substantially all of the assets of the Company, and such transaction shall have been consummated; or

(f) the Board shall approve any merger, consolidation, or like business combination or reorganization of the Company, the consummation of which would result in the occurrence of any event described in clause (c) or (d) above, and such transaction shall have been consummated.

Notwithstanding the foregoing, unless otherwise determined by the Board in its sole discretion, any spin-off of a division or a subsidiary of the Company to its stockholders shall not constitute a Change of Control. Further, notwithstanding the foregoing, if a Change of Control constitutes a payment event with respect to any Award which provides for the deferral of compensation that is subject to Section 409A of the Code, then, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in paragraph (a), (b), (c), (d) or (e) above, with respect to such Award, shall only constitute a Change of Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation §1.409A-3(i)(5).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Compensation Committee of the Board (or its successor(s)), or any other committee of the Board designated by the Board to administer the Plan and composed of not less than two directors, each of whom is required to be a “Non-Employee Director” (within the meaning of Rule 16b-3), to the extent Rule 16b-3 is applicable to the Company and the Plan.

“Company” shall mean SEACOR Marine Holdings Inc. together with any successor thereto.

“Continuing Director” shall mean (a) the directors of the Company in office immediately prior to the Effective Date and (b) any successor to any director and any additional director who, after the Effective Date, was nominated or selected by a majority of the Continuing Directors in office at the time of his or her nomination or selection.

“Disability” shall mean a physical or mental disability or infirmity that prevents the performance by the Participant of his or her duties lasting (or likely to last, based on competent medical evidence presented to the Company) for a continuous period of six months or longer.

“Effective Date” shall have the definition as set forth in Section 17(a) of the Plan.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

“Fair Market Value” shall mean (i) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee and (ii) with respect to Shares, as of any date, the closing sale price (excluding any “after hours” trading) of the Shares on the date of grant or the date of calculation, as the case may be, on the stock exchange or over the counter market on which the Shares are principally trading on such date (or on the last preceding trading date if Shares were not traded on such date) if the Shares are readily tradable on a national securities exchange or other market system, and if the Shares are not readily tradable, Fair Market Value shall mean the amount determined in good faith by the Committee as the fair market value of the Shares.

“Good Reason” as a reason for a Participant’s termination of employment shall have the meaning assigned such term in the employment, severance or similar agreement, if any, between the Participant and the Company or a subsidiary of the Company. If the Participant is not a party to an employment, severance or similar agreement with the Company or a subsidiary of the Company in which such term is defined, then unless otherwise defined in the applicable Award Agreement, “Good Reason” shall mean any of the following without the Participant’s written consent: (i) a material diminution in the Participant’s base salary; or (ii) a material change in the geographic location at which the Participant must primarily perform the Participant’s services (which shall in no event include a relocation of the Participant’s current principal place of business to a location less than 50 miles away) from the geographic location at which the Participant is then primarily performing services; provided that no termination shall be deemed to be for Good Reason unless (a) the Participant provides the Company with written notice setting forth the specific facts or circumstances constituting Good Reason within 90 days after the initial existence of the occurrence of such facts or circumstances, (b) to the extent curable, the Company has failed to cure such facts or circumstances within 30 days of its receipt of such written notice, and (c) the effective date of the termination for Good Reason occurs no later than one 180 days after the initial existence of the facts or circumstances constituting Good Reason.

“Incentive Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is intended to meet the requirements of Section 422 of the Code or any successor provision thereto. Incentive Stock Options may be granted only to Participants who meet the requirements of Section 422 of the Code.

“Involuntary Termination” shall mean termination by the Company of a Participant’s employment or service by the Company without Cause or termination of a Participant’s employment by the Participant for Good Reason. For avoidance of doubt, an Involuntary Termination shall not include a termination of the Participant’s employment or service by the Company for Cause or due to the Participant’s death, Disability or resignation without Good Reason.

“Non-Qualified Stock Option” shall mean a right to purchase Shares from the Company that is granted under Section 6 of the Plan and that is not intended to be an Incentive Stock Option or does not meet the requirements of Section 422 of the Code or any successor provision thereto.

“Option” shall mean an Incentive Stock Option or a Non-Qualified Stock Option.

“Other Stock-Based Award” shall mean any right granted under Section 10 of the Plan.

“Participant” shall mean any employee of, or consultant to, the Company or its Affiliates, or non-employee director who is a member of the Board or the board of directors of an Affiliate, eligible for an Award under Section 5 of the Plan and selected by the Committee, or its designee, to receive an Award under the Plan.

“Performance Award” shall mean any right granted under Section 9 of the Plan.

“Performance Criteria” shall mean the measurable criterion or criteria that the Committee may select from time to time for purposes of establishing the Performance Goal(s) for a performance period with respect to any performance-based Awards under the Plan. Performance Criteria may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or of one or more of the subsidiaries, divisions, departments, regions, functions or other organizational units within the Company or its Affiliates. The Performance Criteria may be made relative to the performance of other companies or subsidiaries, divisions, departments, regions, functions or other organizational units within such other companies, and may be made relative to an index or one or more of the performance criteria themselves. The Performance Criteria will be based on objectives determined by the Committee, and may include one or more, or a combination of, the following: (i) return on net assets; (ii) pretax income before allocation of corporate overhead and bonus; (iii) budget; (iv) net income (before or after taxes); (v) division, group or corporate financial goals; (vi) return on stockholders’ equity; (vii) return on assets; (viii) return on capital; (ix) revenue; (x) profit margin; (xi) earnings per Share; (xii) earnings or net earnings; (xiii) operating earnings; (xiv) cash flow or free cash flow; (xv) attainment of strategic or operational initiatives; (xvi) appreciation in and/or maintenance of the price of the Shares or any other publicly-traded securities of the Company; (xvii) market share; (xviii) gross profits; (xix) earnings before interest and taxes; (xx) earnings before interest, taxes, depreciation and amortization; (xxi) operating expenses; (xxii) capital expenses; (xxiii) enterprise value; (xxiv) equity market capitalization; (xxv) economic value-added models and comparisons with various stock market indices; (xxvi) reductions in costs; (xxvii) operating income; (xxviii) operating margin; (xxix) price per Share; (xxx) return on investment; (xxxi) total shareholder return; and/or (xxxii) sales or net sales.

“Person” shall mean any individual, corporation, partnership, association, limited liability company, joint-stock company, trust, unincorporated organization, government, political subdivision or other entity.

“Restricted Stock” shall mean any Share granted under Section 8 of the Plan.

“Restricted Stock Unit” shall mean any unit granted under Section 8 of the Plan.

“Rule 16b-3” shall mean Rule 16b-3 as promulgated and interpreted by the SEC under the Exchange Act, or any successor rule or regulation thereto as in effect from time to time.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto, and shall include, without limitation, the Staff thereof.

“Shares” shall mean the common stock of the Company, par value $0.01 per share, or such other securities of the Company (i) into which such common stock shall be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or other similar transaction, or (ii) as may be determined by the Committee pursuant to Section 4(b) of the Plan.

“Stock Appreciation Right” shall mean any right granted under Section 7 of the Plan.

“Substitute Awards” shall mean any Awards granted under Section 4(c) of the Plan.

Section 3. Administration.

(a) The Plan shall be administered by the Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have full power and authority to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee (in each case consistent with Section 409A of the Code); (vii) interpret, administer or reconcile any inconsistency, correct any defect, resolve ambiguities and/or supply any omission in the Plan, any Award Agreement, and any other instrument or agreement relating to, or Award made under, the Plan; (viii) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan;

(ix) establish and administer Performance Criteria and certify or determine whether, and to what extent, they have been attained; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration or operation of the Plan.

(b) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or Award Agreement shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive, and binding upon all Persons, including, but not limited to, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any stockholder.

(c) The mere fact that a Committee member shall fail to qualify as a “Non-Employee Director” within the meaning of Rule 16b-3 shall not invalidate any Award otherwise validly made by the Committee under the Plan. Notwithstanding anything in this Section 3 to the contrary, the Board, or any other committee or sub-committee established by the Board, is hereby authorized (in addition to any necessary action by the Committee) to grant or approve Awards as necessary to satisfy the requirements of Section 16 of the Exchange Act and the rules and regulations thereunder and, to the extent permitted by applicable law, to act in lieu of the Committee with respect to Awards made to non-employee directors under the Plan.

(d) No member of the Board or the Committee and no employee of the Company or any Affiliate shall be liable for any determination, act or failure to act hereunder (except in circumstances involving his or her bad faith), or for any determination, act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of the Plan have been delegated. The Company shall indemnify members of the Board and the Committee and any agent of the Board or the Committee who is an employee of the Company or an Affiliate against any and all liabilities or expenses to which they may be subjected by reason of any determination, act or failure to act with respect to their duties on behalf of the Plan (except in circumstances involving such person’s bad faith).

(e) The Committee may from time to time delegate all or any part of its authority under the Plan to a subcommittee thereof. To the extent of any such delegation, references in the Plan to the Committee will be deemed to be references to such subcommittee. In addition, subject to applicable law, the Committee may delegate to one or more officers of the Company the authority to grant Awards to Participants who are not officers or directors of the Company subject to Section 16 of the Exchange Act. The Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the Affiliate whose employees have benefited from the Plan, as determined by the Committee.

Section 4. Shares Available for Awards.

(a) Shares Available.

(i) Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Awards may be granted from time to time under the Plan shall in the aggregate not exceed, at any time, the sum of (A) 2,080,000 Shares, plus (B) the number of shares of common stock remaining available for awards under the 2017 Plan as of the Effective Date, plus (C) any Shares that again become available for Awards under the Plan in accordance with Section 4(a)(ii) and any shares of common stock that again become available for awards under the 2017 Plan in accordance with the terms of the 2017 Plan. Subject to adjustment as provided in Section 4(b), the aggregate number of Shares with respect to which Incentive Stock Options may be granted under the Plan shall be 2,000,000 Shares. Subject in each instance to adjustment as provided in Section 4(b), the maximum number of Shares with respect to which Awards may be granted to any single Participant in respect of any fiscal year shall be 624,000 Shares, and the maximum number of Shares with respect to which Awards may be granted to any single non-employee member of the Board in respect of any fiscal year shall be 217,400 Shares.

(ii) Shares covered by an Award granted under the Plan shall not be counted unless and until they are actually issued and delivered to a Participant and, therefore, the total number of Shares available under the Plan as of a given date shall not be reduced by Shares relating to prior Awards that (in whole or in part) have expired or have been forfeited or cancelled and upon payment in cash of the benefit provided by any Award, any Shares that were covered by such Award will be available for issue hereunder. For the avoidance of doubt, the following Shares shall not again be made available for delivery to Participants under the Plan: (A) Shares not issued or delivered as a result of the net settlement of an outstanding Option or Stock Appreciation Right, and (B) Shares tendered or withheld to pay the exercise price or withholding taxes related to an outstanding Award. Any Shares that are purchased by the Company in the open market pursuant to any repurchase plan or program, whether using Option proceeds or otherwise, shall not be made available for grants of Awards under the Plan and shall not increase the number of Shares available for future grant under the Plan.

(b) Adjustments. Notwithstanding any provisions of the Plan to the contrary, in the event that the Committee determines in its sole discretion that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other corporate transaction or event that, in each case, affects the Shares such that an adjustment is appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall equitably adjust any or all of (i) the number of Shares or other securities of the Company (or number and kind of other securities or property) with respect to which Awards may be granted under the Plan, (ii) the number of Shares or other securities of the Company (or number and kind of other securities or property) subject to outstanding Awards, and (iii) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award in consideration for the cancellation of such Award, which, in the case of Options and Stock Appreciation Rights shall equal the excess, if any, of the Fair Market Value of the Share subject to each such Option or Stock Appreciation Right over the per Share exercise price or grant price of such Option or Stock Appreciation Right. The Committee will also make or provide for such adjustments in the numbers of Shares specified in Section 4(a)(i) of the Plan as the Committee in its sole discretion, exercised in good faith, may determine is appropriate to reflect any transaction or event described in this Section 4(b); provided, however, that any such adjustment to the numbers specified in Section 4(a)(i) of the Plan will be made only if and to the extent that such adjustment would not cause any Option intended to qualify as an Incentive Stock Option to fail to so qualify.

(c) Substitute Awards.

(i) Awards may be granted under the Plan in substitution for or in conversion of, or in connection with an assumption of, stock options, stock appreciation rights, restricted stock, restricted stock units or other stock or stock-based awards held by awardees of an entity engaging in an acquisition or merger transaction with the Company or any subsidiary of the Company. Any conversion, substitution or assumption will be effective as of the close of the merger or acquisition, and, to the extent applicable, will be conducted in a manner that complies with Section 409A of the Code.

(ii) In the event that an entity acquired by the Company or any subsidiary of the Company, or with which the Company or any subsidiary of the Company merges, has shares available under a pre-existing plan previously approved by stockholders and not adopted in contemplation of such acquisition or merger, the shares available for grant pursuant to the terms of such plan (as adjusted, to the extent appropriate, to reflect such acquisition or merger) may be used for Awards made after such acquisition or merger under the Plan; provided, however, that Awards using such available shares may not be made after the date awards or grants could not have been made under the terms of the pre-existing plan absent the acquisition or merger, and may only be made to individuals who were not employees or directors of the Company or any subsidiary of the Company prior to such acquisition or merger. The Awards so granted may reflect the original terms of the awards being assumed or substituted or converted for and need not comply with other specific terms of the Plan, and may account for Shares substituted for the securities covered by the original awards and the number of shares subject to the original awards, as well as any exercise or purchase prices applicable to the original awards, adjusted to account for differences in stock prices in connection with the transaction.

(iii) Any Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 4(c)(i) or 4(c)(ii) of the Plan will not reduce the Shares available for issuance or transfer under the Plan or otherwise count against the limits described in Section 4(a)(i) of the Plan. In addition, no Shares that are issued or transferred by, or that are subject to any Awards that are granted by, or become obligations of, the Company under Sections 4(c)(i) or 4(c)(ii) of the Plan will be added to the aggregate limit described in Section 4(a)(i) of the Plan.

(d) Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares or of treasury Shares.

Section 5. Eligibility. Any employee of, or consultant to, the Company or any of its Affiliates (including, but not limited to, any prospective employee), or non-employee director who is a member of the Board or the board of directors of an Affiliate, shall be eligible to be selected as a Participant.

Section 6. Stock Options.

(a) Grant. Subject to the terms of the Plan, the Committee shall have sole authority to determine the Participants to whom Options shall be granted, the number of Shares to be covered by each Option, the exercise price thereof and the conditions and limitations applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, or to grant Non-Qualified Stock Options, or to grant both types of Options. In the case of Incentive Stock Options, the terms and conditions of such Awards shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any regulations implementing such statute. All Options when granted under the Plan are intended to be Non-Qualified Stock Options, unless the applicable Award Agreement expressly states that the Option is intended to be an Incentive Stock Option. If an Option is intended to be an Incentive Stock Option, and if for any reason such Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option (or portion thereof) shall be regarded as a Non-Qualified Stock Option appropriately granted under the Plan; provided that such Option (or portion thereof) otherwise complies with the Plan’s requirements relating to Non-Qualified Stock Options. No Option shall be exercisable more than ten years from the date of grant.

(b) Exercise Price. The Committee shall establish the exercise price at the time each Option is granted, which exercise price shall be set forth in the applicable Award Agreement and which exercise price (except with respect to Substitute Awards) shall not be less than the Fair Market Value per Share on the date of grant.

(c) Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement. The Committee may impose such conditions with respect to the exercise of Options, including, without limitation, any relating to the application of federal or state securities laws, as it may deem necessary or advisable.

(d) Payment.

(i) No Shares shall be delivered pursuant to any exercise of an Option until payment in full of the aggregate exercise price therefor is received by the Company. Such payment may be made (A) in cash or its equivalent, (B) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, by exchanging Shares owned by the Participant (which are not the subject of any pledge or other security interest and which have been owned by such Participant for at least six months), (C) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, through delivery of irrevocable instructions to a broker to sell the Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the aggregate exercise price, (D) in the discretion of the Committee and subject to such rules as may be established by the Committee and applicable law, by the Company’s withholding of Shares otherwise issuable upon exercise of an Option pursuant to a “net exercise” arrangement (it being understood that, solely for purposes of determining the number of treasury shares held by the Company, the Shares so withheld will not be treated as issued and acquired by the Company upon such exercise), (E) by a combination of the foregoing, or (F) by such other methods as may be approved by the Committee and subject to such rules as may be established by the Committee and applicable law, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Shares so tendered to the Company or withheld as of the date of such tender or withholding is at least equal to such aggregate exercise price.

(ii) Wherever in the Plan or any Award Agreement a Participant is permitted to pay the exercise price of an Option or taxes relating to the exercise of an Option by delivering Shares, the Participant may, subject to procedures satisfactory to the Committee and applicable law, satisfy such delivery requirement by presenting proof of beneficial ownership of such Shares, in which case the Company shall treat the Option as exercised without further payment and shall withhold such number of Shares from the Shares acquired by the exercise of the Option.

Section 7. Stock Appreciation Rights.

(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom Stock Appreciation Rights shall be granted, the number of Shares to be covered by each Stock Appreciation Right Award, the grant price thereof and the conditions and limitations applicable to the exercise thereof. Stock Appreciation Rights may be granted in tandem with another Award, in addition to another Award, or freestanding and unrelated to another Award. Stock Appreciation Rights granted in tandem with or in addition to an Award may be granted either before, at the same time as the Award or at a later time. No Stock Appreciation Right shall be exercisable more than ten years from the date of grant.

(b) Exercise and Payment. A Stock Appreciation Right shall entitle the Participant to receive an amount equal to the excess of the Fair Market Value of one Share on the date of exercise of the Stock Appreciation Right over the grant price thereof (which grant price (except with respect to Substitute Awards) shall not be less than the Fair Market Value on the date of grant). The Committee shall determine in its sole discretion whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares.

Section 8. Restricted Stock and Restricted Stock Units.

(a) Grant. Subject to the provisions of the Plan, the Committee shall have sole authority to determine the Participants to whom shares of Restricted Stock and/or Restricted Stock Units shall be granted, the number of Shares of Restricted Stock and/or the number of Restricted Stock Units to be granted to each Participant, the duration of the period during which, and the conditions, if any, under which, the Restricted Stock and Restricted Stock Units may vest and/or be forfeited to the Company, and the other terms and conditions of such Awards.

(b) Transfer Restrictions. Unless otherwise directed by the Committee, (i) certificates issued in respect of Shares of Restricted Stock shall be registered in the name of the Participant and deposited by such Participant, together with a stock power endorsed in blank, with the Company, or (ii) Shares of Restricted Stock shall be held at the Company’s transfer agent in book entry form with appropriate restrictions relating to the transfer of such Shares of Restricted Stock. Upon the lapse of the restrictions applicable to such Shares of Restricted Stock, the Company shall, as applicable, either deliver such certificates to the Participant or the Participant’s legal representative, or the transfer agent shall remove the restrictions relating to the transfer of such Shares. Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as provided in the Plan or the applicable Award Agreement.

(c) Payment. Each Restricted Stock Unit shall have a value equal to the Fair Market Value of one Share. Restricted Stock Units shall be paid in cash, Shares, other securities or other property, as determined in the sole discretion of the Committee, upon or after the lapse of the restrictions applicable thereto, or otherwise in accordance with the applicable Award Agreement. Dividends paid on any Shares of Restricted Stock or dividend equivalents paid on any Restricted Stock Units shall be withheld by the Company subject to vesting of the Restricted Stock or Restricted Stock Units, as applicable, pursuant to the terms of the applicable Award Agreement, or may be reinvested in additional Shares of Restricted Stock or in additional Restricted Stock Units, as determined by the Committee in its sole discretion. Shares of Restricted Stock and Shares issued in respect of Restricted Stock Units may be issued with or without other payments therefor or such other consideration as may be determined by the Committee, consistent with applicable law.

Section 9. Performance Awards.

(a) Grant. The Committee shall have sole authority to determine the Participants who shall receive a Performance Award, which shall consist of a right which is (i) denominated in cash or Shares, (ii) valued, as determined by the Committee, in accordance with the achievement of the applicable Performance Criteria during such performance periods as the Committee shall establish, and (iii) payable at such time and in such form as the Committee shall determine.

(b) Terms and Conditions. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award and the amount and kind of any payment or transfer to be made pursuant to any Performance Award. The Committee may require or permit the deferral of the receipt of Performance Awards upon such terms as the Committee deems appropriate and in accordance with Section 409A of the Code.

(c) Payment of Performance Awards. Performance Awards may be paid in a lump sum or in installments following the close of the performance period, as set forth in the applicable Award Agreement.

Section 10. Other Stock-Based Awards. The Committee shall have authority to grant to Participants an Other Stock-Based Award, which shall consist of any right which is (i) not an Award described in Sections 6 through 9 of the Plan, and (ii) an Award of Shares or an Award denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, Shares (including, without limitation, securities convertible into Shares), as deemed by the Committee to be consistent with the purposes of the Plan; provided that any such rights must comply, to the extent deemed desirable by the Committee, with Rule 16b-3 and applicable law. Subject to the terms of the Plan and any applicable Award Agreement, the Committee shall determine the terms and conditions of any such Other Stock-Based Award, including, but not limited to, the price, if any, at which securities may be purchased pursuant to any Other Stock-Based Award granted under the Plan.

Section 11. Amendment and Termination.

(a) Amendments to the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that if an amendment to the Plan (i) would materially increase the number of securities which may be issued under the Plan, or (ii) must otherwise be approved by the stockholders of the Company in order to comply with applicable law or the rules of the principal national securities exchange upon which the Shares are traded or quoted, such amendment will be subject to stockholder approval and no Shares will be issued in respect of such amendment unless and until such approval has been obtained; and provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(b) Amendments to Awards. The Committee may waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would impair the rights of any Participant or any holder or beneficiary of any Award previously granted shall not be effective without the written consent of the affected Participant, holder or beneficiary.

(c) Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make equitable adjustments in the terms and conditions of, and the criteria included in, all outstanding Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 4(b) hereof) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

(d) Repricing. Except in connection with a corporate transaction or event described in Section 4(b) hereof, the terms of outstanding Awards may not be amended to reduce the exercise price of Options or the grant price of Stock Appreciation Rights, or to cancel Options or Stock Appreciation Rights in exchange for cash, other Awards or Options or Stock Appreciation Rights with an exercise price or grant price, as applicable, that is less than the exercise price of the original Options or grant price of the original Stock Appreciation Rights, as applicable, without stockholder approval. This Section 11(d) is intended to prohibit the repricing of “underwater” Options and Stock Appreciation Rights and will not be construed to prohibit the adjustments provided for in Section 4(b) of the Plan.

Section 12. Change of Control.

Unless otherwise determined by the Committee in a written resolution upon or prior to the date of grant or set forth in an applicable Award Agreement, (i) the vesting of any Award that is a “Replaced Award” (as such term is defined below) will not be accelerated, and any applicable restrictions thereon will not lapse, solely as a result of a Change of Control; and (ii) in the event of a Change of Control, the following acceleration, exercisability and valuation provisions will apply:

(a) Upon a Change of Control, each then-outstanding Option and Stock Appreciation Right will become fully vested and exercisable, and the restrictions applicable to each outstanding Restricted Stock Award, Restricted Stock Unit Award, Performance Award or Other Stock-Based Award will lapse, and each Award will be fully vested (with any applicable performance goals or Performance Criteria deemed to have been achieved at target level as of the date of such vesting), except to the extent that an award meeting the requirements of Section 12(b) hereof (a “Replacement Award”) is provided to the Participant holding such Award in accordance with Section 12(b) hereof to replace or adjust such outstanding Award (a “Replaced Award”).

(b) An award meets the conditions of this Section 12(b) (and hence qualifies as a Replacement Award) if (i) it is of the same type (e.g., stock option for Option, restricted stock for Restricted Stock, restricted stock unit for Restricted Stock Unit, etc.) as the Replaced Award, (ii) it has a value at least equal to the value of the Replaced Award, (iii) it relates to publicly traded equity securities of the Company or its successor in the Change of Control or another entity that is affiliated with the Company or its successor following the Change of Control, (iv) if the Participant holding the Replaced Award is subject to U.S. federal income tax under the Code, the tax consequences to such Participant under the Code of the Replacement Award are not less favorable to such Participant than the tax consequences of the Replaced Award, and (v) its other terms and conditions are not less favorable to the Participant holding the Replaced Award than the terms and conditions of the Replaced Award (including, but not limited to, the provisions that would apply in the event of a subsequent Change of Control). Without limiting the generality of the foregoing, the Replacement Award may take the form of a continuation of the Replaced Award if the requirements of the preceding sentence are satisfied. The determination of whether the conditions of this Section 12(b) are satisfied will be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion (taking into account the requirements of Treasury Regulation 1.409A-3(i)(5)(iv)(B) and compliance of the Replaced Award or Replacement Award with Section 409A of the Code). Without limiting the generality of the foregoing, the Committee may determine the value of Awards and Replacement Awards that are stock options by reference to either their intrinsic value or their fair value.

(c) Upon the Involuntary Termination, during the period of two years immediately following a Change of Control, of a Participant holding Replacement Awards, (i) all Replacement Awards held by the Participant will become fully vested and, if applicable, exercisable and free of restrictions (with any applicable performance goals deemed to have been achieved at a target level as of the date of such vesting), and (ii) all Options and Stock Appreciation Rights held by the Participant immediately before such Involuntary Termination that the Participant also held as of the date of the Change of Control and all stock options and stock appreciation rights that constitute Replacement Awards will remain exercisable for a period of 90 days following such Involuntary Termination or until the expiration of the stated term of such stock option or stock appreciation right, whichever period is shorter (provided, however, that, if the applicable Award Agreement provides for a longer period of exercisability, that provision will control).

(d) Notwithstanding anything in the Plan or any Award Agreement to the contrary, to the extent that any provision of the Plan or an applicable Award Agreement would cause a payment of deferred compensation that is subject to Section 409A of the Code to be made upon the occurrence of (i) a Change of Control, then such payment shall not be made unless such Change of Control also constitutes a “change in control event” within the meaning of Section 409A of the Code and the regulatory guidance promulgated thereunder or (ii) a termination of employment or service, then such payment shall not be made unless such termination of employment or service also constitutes a “separation from service” within the meaning of Section 409A of the Code and the regulatory guidance promulgated thereunder. Any payment that would have been made except for the application of the preceding sentence shall be made in accordance with the payment schedule that would have applied in the absence of a Change of Control or termination of employment or service, but disregarding any future service and/or performance requirements.

Section 13. Non-U.S. Participants. In order to facilitate the granting of any Award or combination of Awards under the Plan, the Committee may provide for such special terms for awards to Participants who are foreign nationals or who are employed by the Company or any Affiliate outside of the United States of America or who provide services to the Company or an Affiliate under an agreement with a foreign nation or agency, as the Committee may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to or amendments, restatements or alternative versions of the Plan (including, without limitation, sub-plans) as it may consider necessary or appropriate for such purposes, without thereby affecting the terms of the Plan as in effect for any other purpose, and the Secretary or other appropriate officer of the Company may certify any such document as having been approved and adopted in the same manner as the Plan. No such special terms, supplements, amendments or restatements, however, will include any provisions that are inconsistent with the terms of the Plan as then in effect unless the Plan could have been amended to eliminate such inconsistency without further approval by the stockholders of the Company.

Section 14. Detrimental Activity and Recapture Provisions. Any Award Agreement may provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be determined by the Committee from time to time, including, without limitation, in the event that a Participant, during employment or other service with the Company or an Affiliate, shall engage in activity detrimental to the business of the Company. In addition, notwithstanding anything in the Plan to the contrary, any Award Agreement may also provide for the cancellation or forfeiture of an Award or the forfeiture and repayment to the Company of any gain related to an Award, or other provisions intended to have a similar effect, upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the SEC or any national securities exchange or national securities association on which the Shares may be traded or under any clawback policy adopted by the Company.

Section 15. General Provisions.

(a) Nontransferability.

(i) Each Award, and each right under any Award, shall be exercisable only by the Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative.

(ii) No Award may be sold, assigned, alienated, pledged, attached or otherwise transferred or encumbered by a Participant otherwise than by will or by the laws of descent and distribution, and any such purported sale, assignment, alienation, pledge, attachment, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute a sale, assignment, alienation, pledge, attachment, transfer or encumbrance. In no event may any Award granted under the Plan be transferred for value.

(iii) Notwithstanding the foregoing, at the discretion of the Committee, an Award may be transferred by a Participant solely to the Participant’s spouse, siblings, parents, children and grandchildren or trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including, but not limited to, trusts for such persons, subject to any restriction in the applicable Award Agreement.

(b) Dividends; Dividend Equivalents. In the sole discretion of the Committee, an Other Stock-Based Award or an Award granted pursuant to Sections 8 or 9 hereof, may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or deferred basis; provided, that in the case of Awards with respect to which any applicable vesting conditions have not been satisfied, dividends and dividend equivalents shall only paid only on a deferred basis, to the extent the underlying Award vests. No dividends or dividend equivalents shall be payable in respect of Stock Appreciation Rights or Options that have not been settled in Shares.

(c) No Rights to Awards. No Participant or other Person shall have any claim to be granted any Award, and there is no obligation for uniformity of treatment of Participants, Awards, or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each or any Participant (whether or not such Participants are similarly situated).

(d) Share Certificates. Shares or other securities of the Company or any Affiliate delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the SEC, any stock exchange upon which such Shares or other securities are then listed, and any applicable Federal or state laws. The Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

(e) Withholding.

(i) A Participant may be required to pay to the Company or any Affiliate, and, subject to Section 409A of the Code, the Company or any Affiliate shall have the right and is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan, and to take such other action(s) as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such taxes.

(ii) Without limiting the generality of clause (i) above, in the discretion of the Committee and subject to such rules as it may adopt (including, without limitation, any as may be required to satisfy applicable tax and/or non-tax regulatory requirements) and applicable law, a Participant may satisfy, in whole or in part, the foregoing withholding liability by delivery of Shares owned by the Participant (which are not subject to any pledge or other security interest and which have been owned by the Participant for at least six months) with a Fair Market Value equal to such withholding liability or by having the Company withhold from the number of Shares otherwise issuable pursuant to the exercise of the Option (or the settlement of such Award in Shares) a number of Shares with a Fair Market Value equal to such withholding liability.

(f) Award Agreements. Each Award hereunder shall be evidenced by an Award Agreement, which shall be delivered to the Participant and shall specify the terms and conditions of the Award and any rules applicable thereto, including, but not limited to, the effect on such Award of the death, disability or termination of employment or service of a Participant and the effect, if any, of such other events as may be determined by the Committee.

(g) No Limit on Other Compensation Arrangements. Nothing contained in the Plan shall prevent the Company or any Affiliate from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of options, restricted stock, restricted stock units, Shares and other types of Awards provided for hereunder (subject to stockholder approval if such approval is required), and such arrangements may be either generally applicable or applicable only in specific cases.

(h) No Right to Employment. The grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in any consulting or other service relationship to, or as a director on the Board or board of directors, as applicable, of, the Company or any Affiliate. Further, the Company or an Affiliate may at any time dismiss a Participant from employment or discontinue any consulting or other service relationship, free from any liability or any claim under the Plan or any Award Agreement, unless otherwise expressly provided in any applicable Award Agreement or any applicable employment or other service contract or agreement with the Company or an Affiliate.

(i) No Rights as Stockholder. Except as set forth in the applicable Award Agreement, no Participant or holder or beneficiary of any Award shall have any rights as a stockholder with respect to any Shares to be distributed under the Plan until he or she has become the holder of such Shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award Agreement shall specify if and to what extent the Participant shall be entitled to the rights of a stockholder in respect of such Restricted Stock.

(j) Governing Law. The validity, construction, and effect of the Plan and any rules and regulations relating to the Plan and any Award Agreement shall be determined in accordance with the laws of the State of Delaware, applied without giving effect to its conflict of laws principles.

(k) Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

(l) Other Laws. The Committee may refuse to issue or transfer any Shares or other consideration under an Award if, acting in its sole discretion, it determines that the issuance or transfer of such Shares or such other consideration might violate any applicable law or regulation or entitle the Company to recover the same under Section 16(b) of the Exchange Act, and any payment tendered to the Company by a Participant, other holder or beneficiary in connection with the exercise of such Award shall be promptly refunded to the relevant Participant, holder or beneficiary. Without limiting the generality of the foregoing, no Award granted hereunder shall be construed as an offer to sell securities of the Company, and no such offer shall be outstanding, unless and until the Committee in its sole discretion has determined that any such offer, if made, would be in compliance with the requirements of all applicable securities laws.

(m) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

(n) No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether such fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated without additional consideration.

(o) Deferrals. In the event the Committee permits a Participant to defer the payment or settlement in Shares of all or any portion of an Award, all such elective deferrals shall be accomplished by the delivery of a written, irrevocable election by the Participant on a form provided by the Company. All deferrals shall be made in accordance with administrative guidelines established by the Committee to ensure that such deferrals comply with all applicable requirements of Section 409A of the Code.

(p) Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

Section 16. Compliance with Section 409A of the Code.

(a) To the extent applicable, it is intended that the Plan and any Awards granted hereunder comply with, or be exempt from, the provisions of Section 409A of the Code, so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to the Participants. The Plan and any Awards granted hereunder shall be administered in a manner consistent with this intent. Any reference in the Plan to Section 409A of the Code will also include any regulations or any other formal guidance promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

(b) Neither a Participant nor any of a Participant’s creditors or beneficiaries shall have the right to subject any deferred compensation (within the meaning of Section 409A of Code) payable under the Plan and Awards granted hereunder to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A of the Code, any deferred compensation (within the meaning of Section 409A of the Code) payable to a Participant or for a Participant’s benefit under the Plan and Awards granted hereunder may not be reduced by, or offset against, any amount owing by a Participant to the Company or any of its Affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A of the Code), (i) the Participant shall be a specified employee (within the meaning of Section 409A of the Code and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A of the Code) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A of the Code in order to avoid taxes or penalties under Section 409A of the Code, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the earlier of (A) the first business day of the seventh month following the Participant’s separation from service or (B) the date of the Participant’s death.

(d) Notwithstanding anything to the contrary in the Plan or any Award Agreement, to the extent that the Plan and/or Awards granted hereunder are subject to Section 409A of the Code, the Committee may, in its sole discretion and without a Participant’s prior consent, amend the Plan and/or Award, adopt policies and procedures, or take any other actions (including, without limitation, amendments, policies, procedures and actions with retroactive effect) as the Committee determines are necessary or appropriate to (i) exempt the Plan and/or any Award from the application of Section 409A of the Code, (ii) preserve the intended tax treatment of any such Award, or (iii) comply with the requirements of Section 409A of the Code, including, without limitation, any regulations or other guidance that may be issued after the date of the grant. In any case, notwithstanding anything to the contrary, a Participant shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on a Participant or for a Participant’s account in connection with the Plan and Awards granted hereunder (including, but not limited to, any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold a Participant harmless from any or all of such taxes or penalties.

Section 17. Term of the Plan.

(a) Effective Date. The Plan was approved by the Board on April 10, 2020. The Plan shall be effective as of the date of its approval by the stockholders of the Company (such date, the “Effective Date”).

(b) Expiration Date. No Award will be granted under the Plan more than ten years after its approval by the Board, but all Awards granted on or prior to such date will continue in effect thereafter subject to the terms thereof and of the Plan.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0000462511_1 R1.0.1.18 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees 01 Charles Fabrikant 02 John Gellert 03 Andrew R. Morse 04 R. Christopher Regan 05 Robert D. Abendschein 06 Julie Persily 07 Alfredo Miguel Bejos SEACOR MARINE HOLDINGS INC. 12121 Wickchester Lane Suite 500 Houston, TX 77079 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/08/2020 for shares held directly and by 11:59 P.M. ET on 06/04/2020 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During the Meeting - Go to www.virtualshareholdermeeting.com/SMHI2020 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/08/2020 for shares held directly and by 11:59 P.M. ET on 06/04/2020 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following proposals: For Against Abstain 2. Approval of the SEACOR Marine Holdings Inc. 2020 Equity Incentive Plan. 3. Ratification of the appointment of Grant Thornton LLP as SEACOR Marine Holdings Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2020. NOTE: The proxies are authorized to vote, in their discretion, upon any other matters that may properly come before the Annual Meeting. Your vote is very important! Please complete, sign, date and return the enclosed proxy, whether or not you plan to attend the virtual Annual Meeting, so that your shares may be represented at the Annual Meeting. If you attend the virtual Annual Meeting by webcast, you may revoke your proxy and vote your shares electronically at the virtual meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer. For address change/comments, mark here. (see reverse for instructions) Yes No Please indicate if you plan to attend this meeting

0000462511_2 R1.0.1.18 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com SEACOR MARINE HOLDINGS INC. Annual Meeting of Stockholders June 9, 2020 9:00 A.M. Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby appoints and constitutes Messrs. John Gellert, Jesus Llorca and Andrew H. Everett II, and each of them, proxies with full power of substitution to vote all of the shares of common stock of SEACOR Marine Holdings Inc. (“SEACOR Marine”) that the undersigned would be entitled to vote if personally present and acting at the Annual Meeting of Stockholders of SEACOR Marine to be held via a live audio webcast at 9:00 A.M. Eastern Time on June 9, 2020, at www.virtualshareholdermeeting.com/SMHI2020, and at any adjournments or postponements thereof (the “Annual Meeting”), as designated on the reverse side of this ballot. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, AND FOR PROPOSALS 2 AND 3. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Address change/comments: Continued and to be signed on reverse side